Filed Pursuant to Rule 424(b)(3)
File No. 333-164925

PROSPECTUS SUPPLEMENT NO. 1
to Prospectus dated June 17, 2010
(File No. 333-164925)

CHINA INTELLIGENT LIGHTING AND ELECTRONICS, INC.

This Prospectus Supplement No. 1 supplements our Prospectus dated June 17, 2010.  The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus.  We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. You should read this Prospectus Supplement No. 1 together with the Prospectus.

This Prospectus Supplement No. 1 includes the attached documents, as set forth below, as filed by us with the Securities and Exchange Commission (the “SEC”):

•	Current Report on Form 8-K filed with the SEC on June 21, 2010;

•	Quarterly Report on Form 10-Q for the period ended June 30, 2010, as filed with the SEC on August 12, 2010; and

•	Quarterly Report on Form 10-Q for the period ended September 30, 2010, as filed with the SEC on November 8, 2010.

Our common stock is traded on the NYSE Amex under the symbol “CIL.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 1 is December 16, 2010.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	June 17, 2010

China Intelligent Lighting and Electronics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-53018	26-1357819
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

No. 29 & 31, Huanzhen Road, Shuikou Town, Huizhou, Guangdong, People’s Republic of China 516005

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code	86-752-3138511

N/A

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 17, 2010, China Intelligent Lighting and Electronics, Inc. (the “Company”) effected a grant of stock options to purchase 25,000 shares of commons stock to Kui (Kevin) Jiang.  The stock option grant was approved by the Board of Directors of the Company at the time of Mr. Jiang’s appointment as the Chief Financial Officer of the Company on May 5, 2010 and the execution of the employment agreement with Mr. Jiang on May 5, 2010, as reported in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 6, 2010.  Pursuant to the employment agreement and form of stock option agreement that will be entered into by and between Mr. Jiang and the Company, a form of which is attached hereto as Exhibit 10.1, the stock options to purchase 25,000 shares of the Company’s common stock will have an exercise price equal to the Company’s public offering price of $3.00 per share (the “Options”) on June 17, 2010 (the “Effective Date”).  The Options will vest in equal installments every three months over a period of 12 months.

The Options will expire five years from the date of grant, provided, however, that Mr. Jiang remains continuously employed by the Company during the applicable five-year period.  If Mr. Jiang is terminated without Cause (as defined in the stock option agreement) or Mr. Jiang terminates his employment for Good Reason (as defined in the stock option agreement), then all of the Options that are not vested will immediately vest on the date of termination.  All Options that are vested at the time of termination of employment must be exercised within 30 days of termination, provided, however, that the Options may be immediately cancelled by the Company if Mr. Jiang’s employment is terminated for Cause.

Item 7.01	Regulation FD Disclosure.

On June 17, 2010, the Company issued a press release announcing the pricing of its public offering of 3,350,000 shares of the Company’s common stock.  A copy of the press release is attached hereto as Exhibit 99.2 and the information therein is incorporated herein by reference.

On June 21, 2010, the Company issued a press release announcing the grant of the Options to Mr. Jiang.  A copy of the press release is attached hereto as Exhibit 99.1 and the information therein is incorporated herein by reference.

The information reported under Item 7.01 in this Current Report on Form 8-K, including Exhibits 99.1 and 99.2 attached hereto, shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

Item 9.01	Financial Statements and Exhibits.
Exhibit Number	Description
10.1	Stock Option Agreement dated June 17, 2010 by and between the Company and Kui (Kevin) Jiang.
99.1	Press Release regarding option grant dated June 21, 2010.
99.2	Press Release regarding pricing of public offering dated June 17, 2010.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Intelligent Lighting and Electronics, Inc.

Dated: June 21, 2010	By:	/s/ Li Xuemei
	Name:	Li Xuemei
	Title:	Chief Executive Officer

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STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT (“Agreement”) is made and entered into by and between China Intelligent Lighting and Electronics, Inc. (“Company”), a Delaware corporation, and Kui (Kevin) Jiang (“Optionee”), effective on June 17, 2010.  (Company and Optionee are sometimes referred to herein as “party” or collectively as the “parties.”)

RECITALS

WHEREAS, the Company has entered into an employment agreement dated as of May 5, 2010 for the purpose of retaining the services of the Optionee in the service of the Company (or any Parent or Subsidiary) (the “Employment Agreement”);

WHEREAS, Optionee is to render valuable services to the Company (or a Parent or Subsidiary), and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Employment Agreement in connection with the Company’s grant of an option to Optionee.  All capitalized terms in this Agreement shall have the meaning assigned to them in the attached Appendix.

NOW, THEREFORE, it is hereby agreed as follows:

1. Grant of Option.  The Company hereby grants to Optionee, on June 17, 2010 (the “Grant Date”), an option to purchase up to Twenty-Five Thousand (25,000) shares of common stock of the Company, par value $0.0001 per share (the “Option Shares”).  The Option Shares shall be purchasable from time to time during the option term specified in Paragraph 2 at an exercise price equal to $3.00 (the “Exercise Price”).

2. Option Term.  This option shall have a term of five (5) years measured from the Grant Date (the “Expiration Date”) and shall accordingly expire at the close of business on the Expiration Date, unless sooner terminated in accordance with Paragraph 5.

3. Limited Transferability.

(a) This option shall be neither transferable nor assignable by Optionee other than by will or the laws of inheritance following Optionee’s death and may be exercised, during Optionee’s lifetime, only by Optionee.  However, Optionee may designate one or more persons as the beneficiary or beneficiaries of this option, and this option shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon the Optionee’s death while holding this option.  Such beneficiary or beneficiaries shall take the transferred option subject to all the terms and conditions of this Agreement, including (without limitation) the limited time period during which this option may, pursuant to Paragraph 5, be exercised following Optionee’s death.

(b) As a Non-Statutory Option, this option may be assigned in whole or in part during Optionee’s lifetime to one or more members of Optionee’s family or to a trust established for the exclusive benefit of one or more such family members or to Optionee’s former spouse, to the extent such assignment is in connection with the Optionee’s estate plan or pursuant to a domestic relations order.  The assigned portion shall be exercisable only by the person or persons who acquire a proprietary interest in the option pursuant to such assignment.  The terms applicable to the assigned portion shall be the same as those in effect for this option immediately prior to such assignment.

4. Dates of Exercise.  This option shall vest in equal installments every three (3) months over a period of twelve (12) months from the Grant Date (the “Vesting Schedule”).

5. Cessation of Service.  The option term specified in Paragraph 2 shall terminate (and this option shall cease to be outstanding) prior to the Expiration Date should any of the following provisions become applicable:

(a) Should Optionee cease to remain in Service for any reason (other than Optionee’s termination of his employment without Good Reason or the Company’s termination of Optionee’s employment for Cause) while this option is outstanding, then Optionee (or any person or persons to whom this option is transferred pursuant to a permitted transfer under Paragraph 3) shall have a period of thirty (30) days (commencing with the date of such cessation of Service) during which to exercise this option, but in no event shall this option be exercisable at any time after the Expiration Date.

(b) During the limited period of post-Service exercisability, this option may not be exercised in the aggregate for more than the number of Option Shares in which Optionee is, at the time of Optionee’s cessation of Service, vested pursuant to the Vesting Schedule or the special vesting acceleration provisions of Paragraph 6.  Upon the expiration of such limited exercise period or (if earlier) upon the Expiration Date, this option shall terminate and cease to be outstanding for any vested Option Shares for which the option has not been exercised.  To the extent Optionee is not vested in one or more Option Shares at the time of Optionee’s cessation of Service, this option shall immediately terminate and cease to be outstanding with respect to those shares.

(c) Should Optionee’s Service be terminated by Optionee without Good Reason or by the Company for Cause, then this option shall terminate immediately and cease to remain outstanding.

6. Accelerated Vesting.  In the event that Optionee’s Service is terminated by the Company for Cause or by Optionee for Good Reason, then the Option Shares at the time subject to this option but not otherwise vested shall automatically vest in full so that this option shall become exercisable for all of the Option Shares as fully vested shares and may be exercised for any or all of those Option Shares as vested shares pursuant to the terms of Section 5.

7. Adjustment in Option Shares.  Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Company’s receipt of consideration, appropriate adjustments shall be made to (i) the total number and/or class of securities subject to this option and (ii) the Exercise Price in order to reflect such change and thereby preclude a dilution or enlargement of benefits hereunder.

8. Stockholder Rights.  The holder of this option shall not have any stockholder rights with respect to the Option Shares until such person shall have exercised the option, paid the Exercise Price and become the record holder of the purchased shares.

9. Manner of Exercising Option.

(a) In order to exercise this option with respect to all or any part of the Option Shares for which this option is at the time exercisable, Optionee (or any other person or persons exercising the option) must take the following actions:

(i) Execute and deliver to the Company a Purchase Agreement for the Option Shares for which the option is exercised.

(ii) Pay the aggregate Exercise Price for the purchased shares in cash or check made payable to the Company.

Should the Common Stock be registered under Section 12 of the 1934 Act at the time the option is exercised, then the Exercise Price may also be paid as follows:

(A) in shares of Common Stock held by Optionee (or any other person or persons exercising the option) for the requisite period necessary to avoid a charge to the Company’s earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date; or

(B) to the extent the option is exercised for vested Option Shares, through a special sale and remittance procedure pursuant to which Optionee (or any other person or persons exercising the option) shall concurrently provide irrevocable instructions (a) to a Company-designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Exercise Price payable for the purchased shares plus all applicable income and employment taxes required to be withheld by the Company by reason of such exercise and (b) to the Company to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale.

Except to the extent the sale and remittance procedure is utilized in connection with the option exercise, payment of the Exercise Price must accompany the Purchase Agreement delivered to the Company in connection with the option exercise.

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(iii) Furnish to the Company appropriate documentation that the person or persons exercising the option (if other than Optionee) have the right to exercise this option.

(iv) Execute and deliver to the Company such written representations as may be requested by the Company in order for it to comply with the applicable requirements of applicable securities laws.

(v) Make appropriate arrangements with the Company (or Parent or Subsidiary employing or retaining Optionee) for the satisfaction of all applicable income and employment tax withholding requirements applicable to the option exercise.

(b) As soon as practical after the Exercise Date, the Company shall issue to or on behalf of Optionee (or any other person or persons exercising this option) a certificate for the purchased Option Shares, with the applicable appropriate legends affixed thereto.

(c) In no event may this option be exercised for any fractional shares.

10. Compliance with Laws and Regulations.

(a) The exercise of this option and the issuance of the Option Shares upon such exercise shall be subject to compliance by the Company and Optionee with all applicable requirements of law relating thereto and with all applicable regulations of any Stock Exchange on which the Common Stock may be listed for trading at the time of such exercise and issuance.

(b) The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance and sale of any Common Stock pursuant to this option shall relieve the Company of any liability with respect to the non-issuance or sale of the Common Stock as to which such approval shall not have been obtained.  The Company, however, shall use its best efforts to obtain all such approvals.

(c) The Company intends that this option not be considered to provide for the deferral of compensation under Section 409A of the Code and that this Agreement shall be so administered and construed.  Further, the Company may modify this award to the extent necessary to fulfill this intent.

11. Successors and Assigns.  Except to the extent otherwise provided in Paragraph 3, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and Optionee, Optionee’s assigns and the legal representatives, heirs and legatees of Optionee’s estate.

12. Notices.  Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Company at its principal corporate offices.  Any notice required to be given or delivered to Optionee shall be in writing and addressed to Optionee at the address indicated below Optionee’s signature line on the this Agreement.  All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

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13. Construction.  This Agreement and the option evidenced hereby are made and granted pursuant to the Employment Agreement and are in all respects limited by and subject to the terms of the Employment Agreement.  All decisions of the Board with respect to any question or issue arising under the Employment Agreement or this Agreement shall be conclusive and binding on all persons having an interest in this option.

14. Governing Law.  The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without resort to that State’s conflict-of-laws rules.

[SIGNATURES ON FOLLOWING PAGE]

5

WHEREFORE, the parties hereto have executed this Agreement on the dates indicated below.

CHINA INTELLIGENT LIGHTING AND ELECTRONICS, INC.

By:
Name: Li Xuemei
Title: Chief Executive Officer

KUI (KEVIN) JIANG

Address for Notice:

6

APPENDIX

The following definitions shall be in effect under the Agreement:

A. Agreement shall mean this Stock Option Agreement.

B. Board shall mean the Company’s Board of Directors or the Compensation Committee or other similar committee of the Board acting in its capacity.

C. Cause shall mean (i) the commission of an act or acts of dishonesty, fraud, embezzlement, or misappropriation of funds or proprietary information by Optionee in connection with his employment duties or responsibilities; or (ii) Optionee’s conviction of, or plea of nolo contendere to, a felony or a crime involving moral turpitude (other than minor traffic violations); or (iii) Optionee materially breaches his obligations under the Employment Agreement, including failure to perform his job duties satisfactorily or failure to follow the Company’s policies or any directive of the Company, if such failure or refusal is not cured by Optionee within ten (10) days after receiving written notice of such from the Company; or (iv) Optionee’s willful or gross misconduct in connection with his employment duties.

D. Code shall mean the Internal Revenue Code of 1986, as amended.

E. Common Stock shall mean the Company’s common stock, $0.0001 par value per share.

F. Company shall mean China Intelligent Lighting and Electronics, Inc., a Delaware corporation, and any successor corporation to all or substantially all of the assets or voting stock of China Intelligent Lighting and Electronics, Inc.

G. Employee shall mean an individual who is in the employ of the Company (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

H. Employment Agreement shall mean that certain employment agreement dated May 5, 2010 by and between the Company and Optionee.

I. Exercise Date shall mean the date on which the option shall have been exercised in accordance with Paragraph 9 of the Agreement.

J. Exercise Price shall have the meaning set forth in Paragraph 1 of the Agreement

K. Expiration Date shall have the meaning set forth in Paragraph 2 of the Agreement, unless sooner terminated in accordance with Paragraph 5.

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L. Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

(i) If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the Stock Exchange determined by the Board to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange and published in The Wall Street Journal.  If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(ii) If the Common Stock is at the time not listed on any Stock Exchange, then the Fair Market Value shall be determined by the Board after taking into account such factors as the Board shall deem appropriate.

M. Good Reason shall mean any of the following, without Optionee’s written consent: (a) upon a material breach or default of any term of the Employment Agreement by the Company, or (b) any material reduction in the Optionee’s duties, position, authority or responsibilities with the Company relative to the duties, position, authority or responsibilities in effect immediately prior to such reduction; provided that the Company has not cured or remedied such Good Reason within fifteen (15) days after written notice of the Good Reason from the Optionee.

N. Grant Date shall.have the meaning set forth in Paragraph 1 of the Agreement

O. 1934 Act shall mean the Securities Exchange Act of 1934, as amended.

P. Non-Statutory Option shall mean an option not intended to satisfy the requirements of Code Section 422.

Q. Option Shares shall have the meaning set forth in Paragraph 1 of the Agreement.

R. Optionee shall mean Kui Jiang.

S. Parent shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, provided each corporation in the unbroken chain (other than the Company) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

T. Purchase Agreement shall mean the stock purchase agreement in substantially the form of Exhibit A to this Agreement.

U. Service shall mean the Optionee’s performance of services for the Company (or any Parent or Subsidiary) in the capacity of an Employee, a non-employee member of the board of directors or an independent consultant.

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V. Stock Exchange shall mean the NYSE Amex, New York Stock Exchange, Nasdaq Global Market, Nasdaq Capital Market or the OTC Bulletin Board.

W. Subsidiary shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

X. Vesting Schedule shall have the meaning set forth in Paragraph 4 of the Agreement.

9

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the Quarterly Period Ended June 30, 2010

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from            to

Commission File No. 001-34783

China Intelligent Lighting and Electronics, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	26-1357819
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

No. 29 & 31, Huanzhen Road
Shuikou Town, Huizhou, Guangdong, People’s Republic of China 516005
 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

86-0752-3138511
 (COMPANY’S TELEPHONE NUMBER, INCLUDING AREA CODE)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒    No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes ☐    No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” as defined in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐    No ☒

The number of shares outstanding of the registrant’s Common Stock, par value $0.0001 per share, was 13,243,704 as of August 12, 2010.

CHINA INTELLIGENT LIGHTING AND ELECTRONICS, INC.

FORM 10-Q

For the Quarterly Period Ended June 30, 2010

PART I.          FINANCIAL INFORMATION

ITEM 1.           FINANCIAL STATEMENTS

China Intelligent Lighting and Electronics, Inc. and Subsidiaries
Consolidated Balance Sheets
(In US Dollars)

	June 30,	December 31,
	2010	2009
	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$10,985,929	$469,341
Trade receivables, net	15,522,110	13,424,362
VAT refundable	440,914	168,765
Inventories, net	4,813,522	3,923,533
Prepaid expenses and other receivables	3,516	-
Advances to suppliers	1,981,302	2,369,134
Restricted cash	440,619	352,051
Total current assets	34,187,912	20,707,186
Property and equipment, net	3,270,076	3,450,745
Total Assets	$37,457,988	$24,157,931

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable - trade	$3,061,842	$3,579,095
Accrued liabilities and other payable	777,239	1,224,359
Customer deposits	128,330	148,757
Corporate tax payable	314,310	372,275
Short-term loan	1,380,607	938,802
Total current liabilities	5,662,328	6,263,288

Stockholders' Equity
Preferred stock, $0.0001 par value, 10,000,000 shares
authorized, 0 shares outstanding at June 30, 2010
and December 31, 2009	-	-
Common stock, $0.0001 par value, 100,000,000 shares authorized,
13,243,704 and 7,097,748 shares issued and outstanding
at June 30, 2010 and December 31, 2009, respectively	1,324	710
Additional paid-in capital	12,478,997	1,389,163
Accumulated other comprehensive income	725,548	716,048
Statutory reserves	2,201,627	2,201,627
Retained earnings (unrestricted)	16,388,164	13,587,095
Total stockholders' equity	31,795,660	17,894,643
Total Liabilities and Stockholders' Equity	$37,457,988	$24,157,931

The accompanying notes are an integral part of these consolidated financial statements.

China Intelligent Lighting and Electronics, Inc. and Subsidiaries
Consolidated Statements of Income
(Unaudited)
(In US Dollars)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenue	$18,525,743	$13,786,730	$33,382,936	$25,774,167
Cost of Goods Sold	(14,256,597)	(10,607,920)	(25,715,249)	(20,057,787)
Gross Profit	4,269,146	3,178,810	7,667,687	5,716,380

General and administrative
Selling expenses	745,095	669,079	1,371,949	1,220,040
General and administrative	761,563	440,950	2,095,410	661,392
Research and development	472,056	259,586	752,782	363,791
Total operating expenses	1,978,714	1,369,615	4,220,141	2,245,223
Income from operations	2,290,432	1,809,195	3,447,546	3,471,157

Other income (expenses):
Interest income	1,623	(1,061)	1,862	-
Interest expense	(18,674)	(9,530)	(30,716)	(9,530)
Total other (expenses) income	(17,051)	(10,591)	(28,854)	(9,530)

Income before income taxes	2,273,381	1,798,604	3,418,692	3,461,627
Income taxes	(343,744)	(251,614)	(617,623)	(455,209)
Net income	$1,929,637	$1,546,990	$2,801,069	$3,006,418

Earnings per share - basic	$0.19	$0.22	$0.28	$0.42

Weighted-average shares outstanding, basic	10,327,275	7,097,748	9,918,050	7,097,748

Earnings per share - diluted	$0.18	$0.22	$0.28	$0.42

Weighted-average shares outstanding, diluted	10,602,684	7,097,748	10,104,222	7,097,748

The accompanying notes are an integral part of these consolidated financial statements.

China Intelligent Lighting and Electronics, Inc. and Subsidiaries
Consolidated Statement of Changes in Stockholders' Equity
For the six months ended June 30, 2010
(Unaudited)
(In US Dollars)

				Accumulated
			Additional	Other		Retained	Total
	Common Stock		Paid-in	Comprehensive	Statutory	Earnings	Stockholders'
	Share	Amount	Capital	Income	Reserves	(Unrestricted)	Equity

Balance at December 31, 2009	7,097,748	$710	$1,389,163	$716,048	$2,201,627	$13,587,095	$17,894,643
Retention of 1,418,001 shares held by original SRKP 22 shareholders	1,418,001	142	(142)	-	-	-	-

Issuance of 1,377,955 shares at $2.54 per share in private placement, net of offering costs	1,377,955	137	3,000,845	-	-	-	3,000,982
Issuance of 3,350,000 shares at $3.00 per share in the public offering, net of offering costs	3,350,000	335	8,089,131	-	-	-	8,089,466
Foreign currency translation adjustment	-	-	-	9,500	-	-	9,500
Net income for the six months ended June 30, 2010	-	-	-	-	-	2,801,069	2,801,069
Balance at June 30, 2010	13,243,704	$1,324	$12,478,997	$725,548	$2,201,627	$16,388,164	$31,795,660

The accompanying notes are an integral part of these consolidated financial statements.

China Intelligent Lighting and Electronics, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income
 (Unaudited)
(In US Dollars)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Net Income	$1,929,637	$1,546,990	$2,801,069	$3,006,418

Other comprehensive income, net of tax:

Unrealized gain on foreign currency translation	43,868	(38,671)	9,500	(51,399)

Comprehensive income	$1,973,505	$1,508,319	$2,801,569	$2,955,019

The accompanying notes are an integral part of these consolidated financial statements.

China Intelligent Lighting and Electronics, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)
(In US Dollars)

	For the Six Months Ended
	June 30,
	2010	2009

Cash Flows From Operating Activities

Net income	$2,801,069	$3,006,418
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	185,212	176,610
Changes in operating assets and liabilities:
Account receivable-trade	(2,080,792)	(4,052,317)
VAT refundable	(271,936)	361,019
Advance to suppliers for purchases	390,824	150,873
Inventories, net	(885,033)	(569,170)
Accounts payable and accrued liabilities	(970,440)	313,410
Customer deposits	(20,615)	(157,381)
Prepaid expense	(3,516)	-
Corporate tax payable	(58,435)	453,749
Net cash provided by (used in) operating activities	(913,662)	(316,789)

Cash Flows From Investing Activities
Purchases of property and equipment	(893)	(81,421)
Restricted cash, net	(88,123)	(350,640)

Net cash used in investing activities	(89,016)	(432,061)

Cash Flows From Financing Activities
Proceeds from loans	1,468,731	1,110,360
Repayments of loans	(1,028,112)	-
Net proceeds of share issuance	11,090,447	-
Net cash provided by financing activities	11,531,066	1,110,360

Effect of exchange rate changes on cash	(11,800)	(12,340)
Net increase in cash and cash equivalents	10,516,588	349,170
Cash and cash equivalents, beginning of period	469,341	264,189
Cash and cash equivalents, end of period	$10,985,929	$613,359

Supplemental disclosure information:
Income taxes paid	$664,473	$-
Interest paid	$30,716	$5,463

The accompanying notes are an integral part of these consolidated financial statements.

China Intelligent Lighting and Electronics, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Unaudited)

NOTE 1 - DESCRIPTION OF BUSINESS AND ORGANIZATION

China Intelligent Lighting and Electronics, Inc. (“China Intelligent US”, or “the Company”) (formerly SRKP 22, Inc.) was incorporated under the laws of the State of Delaware on October 11, 2007. China Intelligent US was originally organized as a “blank check” shell company to investigate and acquire a target company or business seeking the perceived advantages of being a publicly held corporation.On January 15, 2010, China Intelligent US closed a share exchange transaction pursuant to which it became the 100% parent of China Intelligent Electric Holding Limited (“China Intelligent BVI”) (ii) assumed the operations of China Intelligent BVI and its subsidiaries, and (iii) changed its name from SRKP 2, Inc. to China Intelligent Lighting and Electronics, Inc.

Through its subsidiaries in China, China Intelligent US engages in research, development, assembling, marketing and sales of intelligent lighting products including LED, residential, commercial, outdoor, and municipal engineering lighting products for the domestic and international market.

On June 18, 2010, the Company completed a public offering consisting of 3,350,000 shares of common stock. Rodman & Renshaw, LLC and WestPark Capital, Inc. acted as the underwriters in the public offering.  Shares of common stock were sold to the public at a price of $3.00 per share, for gross proceeds of approximately $10.05 million.  Compensation for Rodman & Renshaw, LLC and WestPark Capital, Inc.’s services included discounts and commissions of $1,155,750, among them, $904,500 was paid for the commission and $251,250 was paid for the allowance and roadshow expenses of approximately of $10,000.  The underwriters also received a warrant to purchase 167,500 shares of common stock at an exercise price of $3.60 per share.  The warrant, which has a term of five years, is not exercisable until at least one-year from the date of issuance.   The warrant also carries registration rights.  We also incurred audit fees of approximately $135,000, legal counsel fees (excluding blue sky fees) of $572,000 and NYSE Amex listing fees and various other directed related fees of approximately $110,000.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a. Basis of presentation

The accounting policies and methods followed in preparing these unaudited condensed consolidated financial statements are those used by Company as described in Note 2 of the notes to consolidated financial statements included in the Annual Report on Form S-1/A. The unaudited condensed consolidated financial statements for the three- and six-month periods ended June 30, 2010 and 2009 have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission and do not conform in all respects to the disclosure and information that is required for annual consolidated financial statements. The year-end condensed consolidated balance sheet data was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America. These interim condensed consolidated financial statements should be read in conjunction with the most recent annual consolidated financial statements of the Company.

In the opinion of management, all adjustments, all of which are of a normal recurring nature, considered necessary for fair statement have been included in these interim condensed consolidated financial statements. Operating results for the three- and six-month periods ended June 30, 2010 are not indicative of the results that may be expected for the full year ending December 31, 2010.

b.	Basis of consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries.  Inter-company transactions have been eliminated in consolidation.

c.	Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting year. Because of the use of estimates inherent in the financial reporting process, actual results could differ from those estimates.

d.	Reclassifications

Certain amounts in the consolidated financial statements for the prior years have been reclassified to confirm to the presentation of the current year for the comparative purposes.

China Intelligent Lighting and Electronics, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Unaudited)

e.	Foreign currency translation

The exchange rates used for foreign currency translation were as follows (USD$1 = RMB):

Period Covered	Balance Sheet Date Rates	Average Rates
Year ended December 31, 2009	6.81720	6.84088
Six month ended June 30, 2009	6.84463	6.82268
Six month ended June 30, 2010	6.80860	6.83474

The exchange rates used for foreign currency translation were as follows (USD$1 = HKD):

Period Covered	Balance Sheet Date Rates	Average Rates
Year ended December 31, 2009	7.75477	7.75218
Six month ended June 30, 2009	7.75194	7.75254
Six month ended June 30, 2010	7.78470	7.77167

F.	Recently issued accounting pronouncements

In October 2009, the FASB issued ASU No. 2009-13, Multiple-Deliverable Revenue Arrangements—a consensus of the FASB Emerging Issues Task Force, that provides amendments to the criteria for separating consideration in multiple-deliverable arrangements. As a result of these amendments, multiple-deliverable revenue arrangements will be separated in more circumstances than under existing U.S. GAAP. The ASU does this by establishing a selling price hierarchy for determining the selling price of a deliverable. The selling price used for each deliverable will be based on vendor-specific objective evidence if available, third-party evidence if vendor-specific objective evidence is not available, or estimated selling price if neither vendor-specific objective evidence nor third-party evidence is available. A vendor will be required to determine its best estimate of selling price in a manner that is consistent with that used to determine the price to sell the deliverable on a standalone basis. This ASU also eliminates the residual method of allocation and will require that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method, which allocates any discount in the overall arrangement proportionally to each deliverable based on its relative selling price. Expanded disclosures of qualitative and quantitative information regarding application of the multiple-deliverable revenue arrangement guidance are also required under the ASU. The ASU does not apply to arrangements for which industry specific allocation and measurement guidance exists, such as long-term construction contracts and software transactions.  The ASU is effective beginning January 1, 2011. The Company is currently evaluating the impact of this standard on the Company’s consolidated results of operations and financial condition.

In October 2009, the FASB issued ASU No. 2009-14, Certain Revenue Arrangements That Include Software Elements—a consensus of the FASB Emerging Issues Task Force, that reduces the types of transactions that fall within the current scope of software revenue recognition guidance. Existing software revenue recognition guidance requires that its provisions be applied to an entire arrangement when the sale of any products or services containing or utilizing software when the software is considered more than incidental to the product or service. As a result of the amendments included in ASU No. 2009-14, many tangible products and services that rely on software will be accounted for under the multiple-element arrangements revenue recognition guidance rather than under the software revenue recognition guidance. Under the ASU, the following components would be excluded from the scope of software revenue recognition guidance:  the tangible element of the product, software products bundled with tangible products where the software components and non-software components function together to deliver the product’s essential functionality, and undelivered components that relate to software that is essential to the tangible product’s functionality. The ASU also provides guidance on how to allocate transaction consideration when an arrangement contains both deliverables within the scope of software revenue guidance (software deliverables) and deliverables not within the scope of that guidance (non-software deliverables). The ASU is effective beginning January 1, 2011. The Company is currently evaluating the impact of this standard on the Company’s consolidated results of operations and financial condition.

In January 2010, the FASB issued ASU No. 2010-6, Improving Disclosures About Fair Value Measurements, that amends existing disclosure requirements under ASC 820 by adding required disclosures about items transferring into and out of levels 1 and 2 in the fair value hierarchy; adding separate disclosures about purchase, sales, issuances, and settlements relative to level 3 measurements; and clarifying, among other things, the existing fair value disclosures about the level of disaggregation. This ASU is effective for the first quarter of 2010, except for the requirement to provide level 3 activities of purchases, sales, issuances, and settlements on a gross basis, which is effective beginning the first quarter of 2011. Since this standard impacts disclosure requirements only, its adoption will not have a material impact on the Company’s consolidated results of operations or financial condition.

China Intelligent Lighting and Electronics, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Unaudited)

NOTE 3 – INVENTORIES

Inventories include raw material and finished goods. Finished goods contain direct material, direct labor and manufacturing overhead and do not contain general and administrative costs. Inventories consist of the following:

	June 30,	December 31,
	2010	2009
Raw material	$2,408,807	$1,921,099
Finished goods	2,404,715	2,002,434
Inventories	$4,813,522	$3,923,533

NOTE 4 – RELATED PARTIES TRANSACTIONS

Lease Agreements

In 2008, the Company signed a lease agreement with NIVS (HZ) Audio & Video Tech Co. Ltd. (“NIVS HZ.”) According to the lease agreement, the monthly rent will be RMB 25,000 per month from July 1, 2008 to June 30, 2010.

Rental expenses paid to NIVS HZ are as follows:

	Three months ended		Six months ended
	June 30,	June 30,	June 30,	June 30,
	2010	2009	2010	2009
NIVS HZ	$10,957	$10,993	$21,915	$21,986
Total	$10,957	$10,993	$21,915	$21,986

In 2010, the Company renewed the lease agreement with NIVS HZ for another three years. According to the new lease agreement, the monthly rent will remain at RMB 25,000 per month from July 1, 2010 to June 30, 2013.

NOTE 5 - SHORT TERM LOAN

On April 16, 2009, the Company obtained a one year term loan of RMB 8,000,000 (approximately $1,169,000) from Pudong Development Bank ("PDB") bearing interest at the prevailing prime rate (approximately 5.4%). Pursuant to the loan contract, the monthly payment is RMB 200,000 plus monthly interest.

In April 2010, the Company paid off this loan and obtained a new loan of RMB 10,000,000 (approximately $1,467,000) from the same bank. This new loan is a one year term loan bearing interest at the prevailing prime rate (approximately 5.8%). Pursuant to the loan contract, the monthly payment is RMB 300,000 plus monthly interest.

The above loans were part of a package of loans PDB made to 6 different companies unrelated to the Company where each of the companies cross guarantee each other’s loans.  In the event of one company defaulting on its loan, the other companies are required to pay a penalty based on the percentage of the defaulted loan to PDB.  Additionally, each company was required to deposit a specific percentage of the loan amount it received in an account held at PDB to be used as collateral for the loans.  The Company currently deposited RMB 3,000,000 (approximately $440,619) in the bank account recorded as restricted cash. The cross guarantee is limited to the restricted cash held at the bank. The Company, based upon its review of the loans, believes there is only a remote chance of any of the companies defaulting on these loans and has not set up a reserve for any possible loss for this transaction.

As of June 30, 2010, the Company had $1,380,607 loan payable to Pudong Development Bank.

NOTE 6 - INCOME TAX AND VARIOUS TAXES

China Intelligent is registered in BVI and pays no taxes.

Hyundai HK is a holding company registered in Hong Kong and has no operating profit for tax liabilities.

The Company’s subsidiary – Hyundai HZ as a manufacturing enterprise established in Huizhou, PRC, was entitled to a preferential Enterprise Income Tax (”EIT”) rate. Hyundai HZ had applied for foreign investment Enterprise title, and the application had been approved by the local government Hyundai HZ had a tax holiday of 2 years 100% exemption starting from the first profitable year, and followed by 3 years of 50% tax deduction.  As of June 30, 2010 and December 31,2009, the Company had tax payable of $314,310 and $372,275, respectively. During second quarter of 2010 and 2009, cash paid income taxes of $664,473  and $0, respectively.

China Intelligent Lighting and Electronics, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Unaudited)

The tax authority of the PRC Government conducts periodic and ad hoc tax filing reviews on business enterprises operating in the PRC after those enterprises had completed their relevant tax filings, hence the Company’s tax filings may not be finalized.  It is therefore uncertain as to whether the PRC tax authority may take different views about the Company’s tax filings which may lead to additional tax liabilities.

The provision for taxes on earnings consisted of:

	Six month ended
	June 30,	June 30,
Current income taxes expenses:	2010	2009
PRC Enterprises Income Taxes	$617,623	$455,209

A reconciliation between the income tax computed at the U.S. statutory rate and the Group’s provision for income tax is as follows:

	Six month ended
	June 30,	June 30,
	2010	2009
PRC preferential enterprise income tax	25%	25%
Tax holiday and relief granted to the subsidiary	-12.5%	-12.5%
Permanent differences related to other expenses	5.6%	0.7%
Provision for income tax	$18.1%	$13.2%

Accounting for Uncertainty in Income Taxes

The Company accounts for uncertainty in income taxes in accordance with applicable accounting standards, which prescribe a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. These accounting standards also provide guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Based on the Company’s evaluation, the Company has concluded that there are no significant uncertain tax positions requiring recognition in its financial statements.

The Company may from time to time be assessed interest or penalties by major tax jurisdictions. In the event it receives an assessment for interest and/or penalties, it will be classified in the financial statements as tax expense.

NOTE 7 – PRIVATE PLACEMENT

On January 15, 2010, concurrently with the close of the Share Exchange, the Company conducted a private placement transaction (the “Private Placement”) pursuant to which the Company sold an aggregate of 1,377,955 shares of common stock at $2.54 per share.   As a result, the Company received gross proceeds in the amount of approximately $3.5 million.  WestPark Capital, Inc. (“WestPark Capital”) was paid a placement agent commission equal to 8% of the gross proceeds from the financing and a 4% non-accountable expense allowance.

NOTE 8 – PUBLIC OFFERING

On June 18, 2010, the Company completed a public offering pursuant to which the Company sold an aggregate of 3,350,000 shares of common stock at $3.00 per share.   As a result, the Company received gross proceeds in the amount of approximately $10.05 million.  Rodman & Renshaw, LLC (“Rodman & Renshaw”) and WestPark Capital, Inc. (“WestPark Capital”) were paid an underwriting commission equal to 9% of the gross proceeds from the financing and a 2.5% non-accountable expense allowance.

China Intelligent Lighting and Electronics, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Unaudited)

NOTE 9 - COMMON STOCK WARRANTS AND OPTIONS

Warrants

Since the inception of China Intelligent US, the shareholders of SRKP 22 held an aggregate of 3,548,196 warrants. Immediately prior to the closing of the share exchange on January 15, 2010, the shareholders agreed and canceled an aggregate of 2,757,838 warrants. Immediately after the Share Exchange and the cancellation, the shareholders held an aggregate of 790,358 warrants.

In June 2010, China Intelligent US completed a public offering of its commons stock and issued a warrant to purchase 167,500 shares at an exercise price of $3.60 per share. The warrant has 5 year term and is not exercisable until at least one year from the date of issuance.

Immediately prior to the closing of the public offering on June 18, 2010, the shareholders of those 790,358 warrants agreed to cancel an amount of 350,000 warrants and immediately after the public offering and the cancellation, the shareholders held an aggregate of 440,358 warrants.

No warrants were exercised or cancelled during the six months ended June 30, 2010.

Stock Options

On May 5, 2010, in connection with the appointment of Mr. Kui (Kevin) Jiang as the Company’s Chief Financial Officer, the Company agreed to grant Mr. Jiang options to purchase 25,000 shares of the common stock of the Company at $3.00 per share. The grant was made on June 17, 2010.   As of June 30, 2010, a total of 833 options were vested.

NOTE 10 - REVENUE AND GEOGRAPHIC INFORMATION

The geographic information for revenue is as follows:

	Six Month Ended
	June 30, 2010	June 30, 2009
China & Hong Kong	$31,845,503	$22,052,904
Other Asian countries	1,157,858	2,502,300
North America	-	546,073
Australia	93,750	28,297
Europe	-	644,593
Others	285,815	-
Total	$33,382,926	$25,774,167

China Intelligent Lighting and Electronics, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Unaudited)

ITEM 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion relates to the financial condition and results of operations of China Intelligent Lighting and Electronics, Inc. (the “Company”) and its subsidiaries, including its wholly-owned subsidiary, China Intelligent Electronic Holding Limited, a British Virgin Islands corporation (“China Intelligent BVI”), and its 100% owned subsidiary, Hyundai Light and Electric (Huizhou) Co., Ltd., a company organized under the laws of the PRC (“Hyundai Light”). See the notes to the financial statements of this report for more information on our organization and ownership structure.

Forward-Looking Statements

The following discussion of our financial condition and results of operations should be read in conjunction with our unaudited consolidated financial statements and the related notes, and the other financial information included in this Quarterly Report.

This Quarterly Report contains forward-looking statements that involve substantial risks and uncertainties. All statements other than historical facts contained in this report, including statements regarding our future financial position, capital expenditures, cash flows, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “anticipated,” “believe,” “expect, “plan,” “intend,” “seek,” “estimate,” “project,” “could,” “may,” and similar expressions are intended to identify forward-looking statements. Such statements reflect our management’s current views with respect to future events and financial performance and involve risks and uncertainties, including, without limitation, the current economic downturn adversely affecting demand for our products; our reliance on our major customers for a large portion of our net sales; our ability to develop and market new products; our ability to raise additional capital to fund our operations; our ability to accurately forecast amounts of supplies needed to meet customer demand; market acceptance of our products; exposure to product liability and defect claims; fluctuations in the availability of raw materials and components needed for our products; protection of our intellectual property rights; changes in the laws of the PRC that affect our operations; inflation and fluctuations in foreign currency rates and various other matters, many of which are beyond our control. Actual results may vary materially and adversely from those anticipated, believed, estimated or otherwise indicated should one or more of these risks or uncertainties occur or if any of the risks or uncertainties described elsewhere in this report occur. Consequently, all of the forward-looking statements made in this filing are qualified by these cautionary statements and there can be no assurance of the actual results or developments.

Overview

Through Hyundai Light, we engage in the design, manufacture, sales and marketing of high-quality Light Emitting Diode (“LED”) lighting products and other products for the household, commercial and outdoor lighting industries.  We operate in the LED lighting business sector, and the core technology of our business is based on the all-solid-state semiconductor white light technology, in addition to general lighting products, sold throughout China and in select international markets.  Our branded products, marketed under the brand-name Hyundai™, have become a recognized brand name in China, which we expect will assist us in growing our business over the course of the next few years.  In July 2010, we renewed our license agreement with our licensor, Hyundai Corporation, and the term of the new agreement is from August 1, 2010 to July 31, 2013.  Additionally, Hyundai Corporation has signed a non-binding memorandum of cooperation effective January 1, 2009 that indicates that Hyundai Corporation intends to renew our license agreement until December 31, 2018.  Because the trademark license agreement prohibits us from selling our Hyundai™ branded products outside of the PRC, our international expansion efforts will primarily be executed through our Original Equipment Manufacturer (OEM) products, which are not directly affected by the Hyundai Corporation trademark license agreement.

The lighting industry is affected by a number of general business and economic factors such as gross domestic product growth, employment, credit availability and commodity costs. Construction spending on infrastructure projects such as highways, streets, and urban developments also has a material impact on the demand for infrastructure-focused products. The market is also subject to rapid technology changes, highly fragmented, and cyclical.  The industry is characterized by the short life cycle of products, requiring continuous design and development efforts, which necessitates large capital and time investments.

We sell our products through a network of distributors and resellers allowing us to penetrate customer markets.  Our products are sold domestically in China and, to a lesser extent, internationally through numerous channels, including independent specialty retailers, international and regional chains, mass merchants, and distributors.

For the six months ended June 30, 2010 and 2009, we had no customer that accounted for at least 5% of the revenues that we generated. We believe that our diversified customer base assists us in reducing our risk of reliance on any one customer.

Most of our revenues are derived from sales to OEMs, or Original Equipment Manufacturers, followed by sales of Hyundai™ branded products and other products.  The OEM sales are mainly decided by our manufacturing capability and are not affected by the Hyundai Corporation trademark license agreement.  OEMs contract with us to build their products or to obtain services related to product development and prototyping, volume manufacturing or aftermarket support.  Our services include engineering, design, materials, management, assembly, testing, distribution, and after-market services.  We believe that we are able to provide quality OEM services that meet unique requirements within customer timeframes, unique styling, product simplicity, price targets, and consistent quality with low defect rates.  As a result of efficiently managing costs and assets, we believe we are able to offer our customers an outsourcing solution that represents a lower total cost of acquisition than that typically provided by the OEM's own manufacturing operation. OEM sales accounted for approximately 62% and 66% of our revenues for the six months ended June 30, 2010 and 2009, respectively, and sales of products with our Hyundai™ brand products and CINLE products accounted for 38% and 34% of our revenues for the same periods, respectively.  Because the trademark license agreement between us and Hyundai Corporation prohibits us from selling our Hyundai™ branded products outside of the PRC, our international expansion efforts will primarily be executed through our OEM products, which are not directly affected by the Hyundai Corporation trademark license agreement.

Our primary suppliers of raw materials are located in Huizhou, Shenzhen and Zhongshan.  For the six months ended June 30, 2010 and 2009, our top three suppliers accounted for a total of approximately 19.53% and 26.45% of our raw material purchases for the respective periods.  These suppliers are unrelated parties.  Other than these suppliers, no other supplier accounted for more than 10% of our total purchases in these periods. Presently, our relationships with our suppliers are good and we expect that our suppliers will be able to meet the anticipated demand for our products in the future.  However, due to our dependence on a small number of suppliers for certain raw materials, we could experience delays in development and/or the ability to meet our customer demand for new products. Moreover, we may purchase quantities of supplies and materials from time to time that are greater than required by customer orders to secure more favorable pricing, delivery or credit terms.  These purchases can expose us to losses from cancellation costs, inventory carrying costs or inventory obsolescence, and hence adversely affect our business and operating results.

In addition, we have a limited number of long-term contracts with our suppliers, and we believe that alternative suppliers are available. Although we have not been subject to shortages for any of our components, we may be subject to cutbacks and price increases, which we may not be able to pass on to our customers in the event that the demand for components generally exceeds the capacity of our suppliers.  We believe the manufacturing facility that we use in Huizhou, China, due to its location, provides us with flexibility in our supply chain, to better manage inventories and to reduce delays and long-term costs for our products.

Companies in our industry are under pressure to develop new designs and product innovations to support changing consumer tastes and regulatory requirements.  We have engaged in research and development activities and we believe that substantial additional research and development activities are necessary to allow us to offer technologically-advanced products in the long term. We expect that our research and development budget will significantly increase as we attempt to create new products and as we have access to additional working capital to fund these activities.  We intend to use approximately one-fourth of the net public offering proceeds for research and development focused on LED technologies and an additional one-half of the net public offering proceeds for expansion of our manufacturing and production of LED components. However, research and development and investments in new technology are inherently speculative and commercial success depends on many factors including technological innovation, novelty, service and support, and effective sales and marketing.   We may not achieve significant revenue from new product and service investments for a number of years, if at all. As a result, we may not achieve significant revenue from these investments for a number of years, if at all.

Recent Events

June 2010 Stock-Based Compensation

On May 5, 2010, in connection with the appointment of Mr. Kui (Kevin) Jiang as our Chief Financial Officer, we agreed to grant Mr. Jiang options to purchase 25,000 shares of the common stock of the Company at $3.00 per share. The grant was made on June 17, 2010, the pricing date of the public offering. The options will expire on June 17, 2015, provided, however, that Mr. Jiang remains continuously employed by us during the applicable five-year period. The options will vest in equal installments every three months over a period of 12 months, and a total of 833 options were vested as of June 30, 2010.

June 2010 Public Offering

In June 2010, we completed a public offering consisting of 3,350,000 shares of our common stock. Rodman and Renshaw, LLC (“Rodman”) and WestPark Capital, Inc. (“WestPark” and together with Rodman, the “Underwriters”) acted as co-underwriters in the public offering.  Our shares of common stock were sold to the public at a price of $3.00 per share, for gross proceeds of approximately $10.1 million.  Compensation for the Underwriters’ services included discounts and commissions of $904,500, a $251,250 non-accountable expense allowance, roadshow expenses of approximately of $10,000, and legal counsel fees (excluding blue sky fees) of $572,000.  The Underwriters also received warrants to purchase an aggregate of 167,500 shares of our common stock at an exercise price of $3.60 per share.  The warrants, which have a term of five years, are not exercisable until 180 days after the date of effectiveness or commencement of sales of our public offering in June 2010.   The warrants also carry registration rights.

May 2010 Reverse Stock Split

On March 30, 2010, our Board of Directors and shareholders approved an amendment to our Certificate of Incorporation to effect a 1-for-2 reverse stock split of all of our issued and outstanding shares of common stock (the “Reverse Stock Split”). On May 12, 2010 we effected the Reverse Stock Split by filing the amendment to the Certificate of Incorporation with the Secretary of the State of Delaware. The par value and number of authorized shares of our common stock remained unchanged. All references to number of shares and per share amounts included in this report gives effect to the Reverse Stock Split. The number of shares and per share amounts included in the consolidated financial statements and the accompanying notes have been adjusted to reflect the Reverse Stock Split retroactively.

January 2010 Share Exchange and Private Placement

On October 20, 2009, we entered into a share exchange agreement with China Intelligent BVI and the sole shareholder of China Intelligent BVI.  Pursuant to the share exchange agreement, as amended by Amendment No. 1 dated November 25, 2009 and Amendment No. 2 dated January 15, 2010 (collectively, the “Exchange Agreement”), we agreed to issue an aggregate of 7,097,748 shares of our common stock in exchange for all of the issued and outstanding share capital of China Intelligent BVI (the “Share Exchange”). On January 15, 2010, the Share Exchange closed and China Intelligent BVI became our wholly-owned subsidiary and we immediately changed our name from “SRKP 22, Inc.” to “China Intelligent Lighting and Electronics, Inc.”  We issued a total of 7,097,748 shares to Li Xuemei, the sole shareholder of China Intelligent BVI, and her designees in exchange for all of the issued and outstanding capital stock of China Intelligent BVI.

On January 15, 2010, concurrently with the close of the Share Exchange, we conducted a private placement transaction (the “Private Placement”) pursuant to which we sold an aggregate of 1,377,955 shares of common stock at $2.54 per share.   As a result, we received gross proceeds in the amount of approximately $3.5 million.  WestPark Capital, Inc. was paid a placement agent commission equal to 8% of the gross proceeds from the financing and a 4% non-accountable expense allowance.  We are also retaining WestPark Capital, Inc. for a period of six months following the closing of the Private Placement to provide us with financial consulting services for which we will pay WestPark Capital, Inc. $6,000 per month.

Results of Operations

The following table sets forth information from our statements of income for the three and six months ended June 30, 2010 and 2009 (unaudited) in dollars and as a percentage of revenue:

	For The Three Months Ended June 30,				For The Six Months Ended June 30,
	2010		2009		2010		2009
	(in dollars)	(as percent of revenue)	(in dollars)	(as percent of revenue)	(in dollars)	(as percent of revenue)	(in dollars)	(as percent of revenue)
	(all amounts are in thousands except percentages)

Revenue	$18,526	100.0%	$13,787	100.0%	$33,383	100.0%	$25,774	100.0%
Cost of Goods Sold	(14,257)	-77.0%	(10,608)	-76.9%	(25,715)	-77.0%	(20,058)	-77.8%
Gross Profit	4,269	23.0%	3,179	23.1%	7,668	23.0%	5,716	22.2%

General and administrative
Selling expenses	744	4.0%	668	4.8%	1,372	4.1%	1,220	4.7%
General and administrative	762	4.1%	441	3.2%	2,095	6.3%	661	2.6%
Research and development	472	2.5%	260	1.9%	753	2.3%	364	1.4%
Total operating expenses	1,978	10.6%	1,369	9.9%	4,220	12.7%	2,245	8.7%
Income from operations	2,291	12.4%	1,810	13.2%	3,448	10.3%	3,471	13.5%

Other income (expenses):
Interest income	2	0.0%	(1)	0.0%	2	0.0%	-	0.0%
Interest expense	(19)	-0.1%	(10)	-0.1%	(31)	-0.1%	(10)	0.0%
Total other expenses	(17)	-0.1%	(11)	-0.1%	(29)	-0.1%	(10)	0.0%

Income before income taxes	2,274	12.3%	1,799	13.1%	3,419	10.2%	3,461	13.5%
Income taxes	(344)	-1.9%	(252)	-1.8%	(618)	-1.9%	(455)	-1.8%
Net income	$1,930	10.4%	$1,547	11.3%	$2,801	8.3%	$3,006	11.7%

Three months ended June 30, 2010 and 2009

Revenues were $18.53 million for the three months ended June 30, 2010, an increase of $4.74 million, or 34.37%, compared to $13.79 million for the same period in 2009. The increase in revenue was attributed mainly to the increase in sales of household lighting products, which resulted from the expansion of our market and sales volume. Additionally, growth of the lighting industry, greater recognition of our company’s brand products due to our recent listing on the NYSE Amex and our lighting tradeshow held in Guangzhou, China, and the expansion of our manufacturing capacity and sales channels have been material drivers of our revenue growth.

Cost of sales were $14.26 million for the three months ended June 30, 2010, an increase of $3.65 million, or 34.40% compared to $10.61 million for the same period in 2009. The increase of costs of sales was primarily a result of an increase in sales. As a percentage of net revenue, cost of sales for the three months ended June 30, 2010 and 2009 was 76.96% and 76.94%, respectively.

Gross profit for the three months ended June 30, 2010 was $4.27 million, or 23.04% of revenues, compared to $3.18 million, or 23.06% of revenues, for the comparable period in 2009. Management considers gross profit to be a key performance indicator in managing our business. We believe that the average gross profit rate in our industry is between 20 to 25%, which will be influenced by various factors, such as cost of sales, product mix, size of the manufacturer and product demand.

Selling expenses, which mainly include wages and commissions, advertising, promotion and exhibition expenses, freighting expenses and related travel expenses, were $0.74 million for the three months ended June 30, 2010, an increase of $0.07 million, or 10.45%, compared to $0.67 million for the same period in 2009. The increase was primarily due to an increase in wages and freighting expenses, which primarily resulted from an increase in sales. We expect that our selling expenses will be at approximately 5% of our sales.

Research and development expenses were approximately $0.47 million for the three months ended June 30, 2010, an increase of approximately $0.21 million, or 80.77%, compared to $0.26 million for the same period in 2009. We believe that our focus on research and development contributed to the increase in our total sales. In the future, we expect our research and development expenses to increase as we intend to increase our research and development efforts to enable us to manufacture wider lines of products. We intend to use approximately one-quarter of the net proceeds from our recently completed public offering in June, 2010 for research and development focused on LED technologies and an additional one-half for expansion of our manufacturing and production of LED components. However, research and development and investments in new technology are inherently speculative and commercial success depends on many factors including technological innovation, novelty, service and support, and effective sales and marketing. As a result, we may not achieve significant revenue from these investments for a number of years, if at all.

General and administrative expenses, which include wages, office expenses, lease and rental expenses, depreciation expenses and professional fees, were $0.76 million for the three months ended June 30, 2010, an increase of $0.32 million, or 72.73%, compared to $0.44 million for the same period in 2009. The increase was primarily due to accounting, legal, consulting and other fees and expenses in the amount of approximately $0.4 million related to the public offering that we closed on June 18, 2010. We expect our general and administrative expenses to increase as a result of professional fees incurred resulting from being a publicly reporting company in the United States.

Interest expenses were approximately $19,000 and $10,000 for the three months ended June 30, 2010 and 2009, respectively. The increase was due to a new short term bank loans with a higher interest rate obtained commencing in April 2010.

Provision for income tax for the three months ended June 30, 2010 was approximately $0.34 million, as compared to $0.25 million for the comparable period in 2009. The increase was primarily due to the higher volume of sales.

Net income was $1.93 million for the three months ended June 30, 2010, an increase of $0.38 million, or 24.52%, compared to $1.55 million for the same period in 2009.

Six months ended June 30, 2010 and 2009

Revenues were $33.38 million for the six months ended June 30, 2010, an increase of $7.61 million, or 29.53%, compared to $25.77 million for the same period in 2009. The increase in revenue was attributed mainly to the increase in sales of household lighting products, which resulted from the expanding of our market and sales volume. Additionally, growth of the lighting industry, greater recognition of our company’s brand products due to our recent listing on the NYSE Amex and our lighting tradeshow held in Guangzhou, China, and the expansion of our manufacturing capacity and sales channels have been material drivers of our revenue growth.

Cost of sales were $25.72 million for the six months ended June 30, 2010, an increase of $5.66 million, or 28.22% compared to $20.06 million for the same period in 2009. The increase of costs of sales was primarily a result of an increase in sales. As a percentage of net revenue, cost of sales for the six months ended June 30, 2010 and 2009 was 77.05% and 77.84%, respectively.

Gross profit for the six months ended June 30, 2010 was $7.67 million, or 22.98% of revenues, compared to $5.72 million, or 22.20% of revenues, for the comparable period in 2009.

Selling expenses were $1.37 million for the six months ended June 30, 2010, an increase of $0.15 million, or 12.3%, compared to $1.22 million for the same period in 2009. The increase was primarily due to an increase in wages, commissions and freighting expenses, which primarily resulted from an increase in sales.

Research and development expenses were approximately $0.75 million for the six months ended June 30, 2010, an increase of approximately $0.39 million, or 108.33%, compared to $0.36 million for the same period in 2009. We believe that our focus on research and development contributed to the increase in our total sales.

General and administrative expenses were $2.10 million for the six months ended June 30, 2010, an increase of $1.44 million, or 218.18%, compared to $0.66 million for the same period in 2009. The increase was primarily due to those nonrecurring fees of accounting, legal, consulting and other fees and expenses in the amount of approximately $1.0 million related to the shares exchange and private placements we closed in January 2010 and similar fees and expenses in the amount of approximately $0.4 million related to a public offering that we completed in June 2010. We expect our general and administrative expenses to increase going forward as a result of professional fees incurred resulting from being a publicly reporting company in the United States.

Interest expenses were approximately $31,000 and $10,000 for the six months ended June 30, 2010 and 2009, respectively. The increase was due to a new short term bank loans with a higher interest rate obtained commencing in April 2010.

Provision for income tax for the six months ended June 30, 2010 was approximately $0.62 million, as compared to $0.46 million for the comparable period in 2009. The increase was primarily due to the higher volume of sales.

Net income was $2.80 million for the six months ended June 30, 2010, a decrease of $0.21 million, or 7.0%, compared to $3.01 million for the same period in 2009. The decrease was primarily due to the nonrecurring expenses related to the shares exchange, private placement and the public offering, which were all closed during the first six months of 2010.

Liquidity and Capital Resources

We had cash and cash equivalents of approximately $11.0 million as of June 30, 2010, as compared to approximately $0.47 million as of December 31, 2009. The increase primarily due to the net proceeds of approximately $3 million and $7.68 million we raised from the private placements closed in January 2010 and a public offering closed in June 2010, respectively. Our funds are kept in financial institutions located in China, which do not provide insurance for amounts on deposit. Moreover, we are subject to the regulations of the PRC which restrict the transfer of cash from China, except under certain specific circumstances. Accordingly, such funds may not be readily available to us to satisfy obligations which have been incurred outside the PRC.

In April 2009, we obtained a one-year term loan of approximately $1.2 million from Pudong Development Bank. In April 2010, we paid off this loan and obtained a new loan from the same bank. This new loan is a one year term loan of RMB 10,000,000 (approximately $1,467,000) bearing interest at the prevailing prime rate (approximately 5.8%). Pursuant to the loan contract, the monthly payment is RMB 300,000 plus monthly interest and the balance will be repaid in April 2011. As of June 30, 2010, the loan balance due to Pudong Development Bank was approximately $1.38 million. In connection with the loan, we also entered into a guarantee agreement with the bank and six different companies pursuant to which all of the companies, including us, cross guarantee each others’ loans. According to the terms of the guarantee, in the event one company defaults on its loan, the other companies are required to pay a penalty to the bank based on the percentage of the defaulted loan such that the bank can recoup its losses on the defaulted loan through such penalty. Additionally, we and the other companies were required to deposit 30% of its respective loan amount in an account held at the bank to be used as collateral for the loans, guarantee, and any potential penalty that may result from another company’s default. We currently deposited RMB 3,000,000, or approximately $440,619, in the bank and accounted for it as restricted cash as of June 30, 2010. Our cross guarantee under the loan is limited to the restricted cash held at the bank.

On January 15, 2010, we received gross proceeds of approximately $3.5 million in the closing of a private placement transaction (the “Private Placement”). Pursuant to Subscription Agreements entered into with the investors, we sold an aggregate of 1,377,955 shares of common stock at $2.54 per share. The placement agent, WestPark Capital, Inc. was paid a commission equal to 8% of the gross proceeds from the financing and a 4% non-accountable expense allowance. We are also retaining WestPark Capital, Inc. for a period of six months following the closing of the Private Placement to provide us with financial consulting services for which we will pay WestPark Capital, Inc. $6,000 per month.

In connection with the Share Exchange that closed concurrently with the Private Placement, we paid a total of $600,000 to acquire the SRKP 22, Inc. shell corporation, where such fee consisted of $350,000 paid to WestPark Capital, Inc., which is the placement agent in the Private Placement, and $250,000 paid to a third party unaffiliated with China Intelligent BVI, Hyundai Light, or WestPark Capital, Inc. in connection with the third party’s services as an advisor to the Company, including assisting in preparations for the share exchange and the Company’s listing of securities in the United States. In addition, we paid a $140,000 success fee to WestPark Capital, Inc. for services provided in connection with the Share Exchange and we reimbursed WestPark Capital, Inc. $80,000 for expenses related to due diligence.

On June 18, 2010, we raised a total amount of $10.05 million funds from public offering consisting of 3,350,000 shares of common stock at $3.00 per share. The underwriters, Rodman & Renshaw LLC and WestPark Capital, were paid a commission equal to 9% of the gross proceeds from the financing and a 2.5% non-accountable expense allowance.

Our trade receivables have been an increasingly significant portion of our current assets, representing $15.5 million and $13.4 million as of June 30, 2010 and December 2009, respectively. The increase primarily due to the rapid growth of sales and the portion of credit sales increased as well. If customers responsible for a significant amount of trade receivables were to become insolvent or otherwise unable to pay for our products, or to make payments in a timely manner, our liquidity and results of operations could be materially adversely affected. An economic or industry downturn could materially adversely affect the servicing of these trade receivables, which could result in longer payment cycles, increased collections costs and defaults in excess of management’s expectations. A significant deterioration in our ability to collect on trade receivables could affect our cash flow and working capital position and could also impact the cost or availability of financing available to us.

We provide our major customers with payment terms ranging from 15 to 90 days. Additionally, our production lead time is approximately one to two weeks, from the inspection of incoming materials, to production, testing and packaging. We need to keep a large supply of raw materials and work in process and finished goods inventory on hand to ensure timely delivery of our products to our customers. We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. Allowance for doubtful accounts is based on our assessment of the collectability of specific customer accounts, the aging of trade receivables, our history of bad debts, and the general condition of the industry. If a major customer’s credit worthiness deteriorates, or our customers’ actual defaults exceed historical experience, our estimates could change and impact our reported results. We have not experienced any significant amount of bad debt since the inception of our operations.

As of June 30, 2010, inventories amounted to $4.81 million, compared to inventories of $3.92 million as of December 31, 2009.

We are required to contribute a portion of our employees’ total salaries to the Chinese government’s social insurance funds, including pension insurance, medical insurance, unemployment insurance, and job injuries insurance, and maternity insurance, in accordance with relevant regulations. Total contributions to the funds were $43,185 and $0 for the six months ended June 30, 2010 and 2009, respectively. We expect that the amount of our contribution to the government’s social insurance funds will increase in the future as we expand our workforce and operations and commence contributions to an employee housing fund.

Net cash used in operating activities was $0.91 million for the six months ended June 30, 2010, compared to net cash used in operating activities of $0.32 million for the same period ended June 30, 2009. The increase of $0.59 million was primarily attributable to the decrease in net income, which was primarily due to fees and expenses related to our share exchange transaction and public offering, in addition to the reduction in our inventories and accounts payable and increase in trade receivables.

Net cash used in investing activities amounted to approximately $0.09 million and $0.43 million for six months ended June 30, 2010 and 2009, respectively. The decrease of cash used in investing activities was primarily due to a short term loan was paid off in April 2010 and the related restricted cash was received.

Net cash provided by financing activities amounted to $11.5 million for the six months ended June 30, 2010, compared to $1.11 million for the six months ended June 30, 2009. The increase in cash provided was the result of net proceeds from private placement and the public offering that we conducted in January 2010 and June 2010, respectively.

Based upon our present plans, we believe that our working capital together with cash flow from funds available to us through financing will be sufficient to fund our capital needs for at least the next 12 months. We raised approximately $3 million and $7.68 million from the private placement and the public offering, respectively that we closed in January and June 2010. We intend to use approximately one-quarter of the net proceeds from the public offering for research and development focused on LED technologies and an additional one-half for expansion of our manufacturing and production of LED components. Although we have used cash in operations in the first half of 2010, we hope that we can improve our cash converted cycle in providing us additional funds going forward, which will be mainly dependent on our ability to shorten our DOS as well as to achieve anticipated levels of revenue, while continuing to control costs. Therefore, we believe that we will have sufficient cash available to fund our operations in the next 12 months. After 12 months, we may need to seek additional debt or equity financing through other external sources, which may not be available on acceptable terms, or at all. Failure to maintain financing arrangements on acceptable terms would have a material adverse effect on our business, results of operations and financial condition.

Seasonality

Our business exhibits some seasonality, with net sales being affected by the impact of weather and seasonal demand on construction and installation programs, such as a slow down in projects in Northeast China during the winter and nationally during Chinese Spring Festival, after which we traditionally experience relatively higher sales during the second half of the fiscal year.

Off-Balance Sheet Arrangements

We have no material off-balance sheet transactions.

Critical Accounting Policies and Estimates

Management’s discussion and analysis of results of operations and financial condition are based upon our consolidated financial statements. These statements have been prepared in accordance with accounting principles generally accepted in the United States of America. These principles require management to make certain estimates and assumptions that affect amounts reported and disclosed in the financial statements and related notes. The most significant estimates and assumptions include valuation of inventories, and allowance for doubtful accounts. Actual results could differ from these estimates. Periodically, we review all significant estimates and assumptions affecting the financial statements and record the effect of any necessary adjustments.

We describe our significant accounting policies in Note 1, Summary of Significant Accounting Policies, of the Notes to Consolidated Financial Statements included in our Registration Statement on Form S-1/A. We discuss our critical accounting policies and estimates in Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Registration Statement on Form S-1/A. Other than as indicated in this quarterly report, there have been no material revisions to the critical accounting policies as filed in our Registration Statement on Form S-1/A with the SEC on June 16, 2010.

Trade receivables

Trade receivables are recognized and carried at original invoiced amount less an allowance for uncollectible accounts, as needed. Generally, the aging of invoice is from 30 days to 120 days except for contracts with specified payment dates. For any unpaid invoices over the payment date and as a result of bankruptcy or other unforeseen circumstances, we adjust the bad debts for trade receivables. Approximately 12% and 14% of our trade receivables were over sixty days old as of June 30, 2010 and December 31, 2009, respectively, and 0% and 1% of our trade receivables were over ninety days old as of June 30, 2010 and December 31, 2009, respectively. We carry a high volume of trade receivables as a result of increased customer purchases on credit, in addition to our rapid expansion and increase in sales in recent years.

We have specific provisions for evaluating bad debts every quarter. We adjust the valuation allowance balance for trade receivables per quarter as a result of the aging of invoices. We estimate the valuation allowance for anticipated uncollectible receivable balances based on historical experience and current economic climate. The allowance for bad debts on trade receivables reflects management’s best estimate of probable losses determined principally on the basis of historical experience. The allowance for bad debt is determined primarily on the basis of management’s best estimate of probable losses, including specific allowances for known troubled accounts. All accounts or portions thereof deemed to be uncollectible or to require an excessive collection cost are written off to the allowance for bad debt. When facts subsequently become available to indicate that the amount provided as the allowance to date has been inadequate, an adjustment to the estimate is made at that time. Allowance for doubtful accounts were $0 as of June 30, 2010 and December 31, 2009.

Inventories

Inventories are stated at the lower of cost, as determined on a weighted average basis, or market. Costs of inventories include purchase and related costs incurred in bringing the products to our location and proper condition. Market value is determined by reference to selling prices after the balance sheet date or to management’s estimates based on prevailing market conditions. We write down the inventories to market value if it is below cost. We also regularly evaluate the composition of its inventories to identify slow-moving and obsolete inventories to determine if a valuation allowance is required.

Inventory levels are based on projections of future demand and market conditions. Any sudden decline in demand and/or rapid product improvements and technological changes can result in excess and/or obsolete inventories. There is a risk that we will forecast inventory needs incorrectly and purchase or produce excess inventory. As a result, actual demand may differ from forecasts, and such differences, if not managed, may have a material adverse effect on future results of operations due to required write-offs of excess or obsolete inventory.

Revenue Recognition

We generate revenue from the sales of lighting and electronic equipment. Sales revenues are recognized when the following four revenue criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the selling price is fixed or determinable, and collectability is reasonably assured. Sales are presented net of value added tax (VAT). No return allowance is made as products returns have been insignificant in all periods.

Orders are placed by both the distributors and OEMs and the products are delivered to the customers within 30 to 45 days of order, we do not provide price protection or right of return to the customers. The price of the products are predetermined and fixed based on contractual agreements, therefore the customers would be responsible for any loss if the customers are faced with sales price reductions and rapid technology obsolescence in the industry. We do not allow any discounts, credits, rebates or similar privileges.

We do not provide warranty for the products sold to customers since the majority of the customers are wholesalers and distributors. We specify the delivery terms (usually 30 days after the order is placed) and the liability for breach of the contract. If we cannot fulfill the order terms, the customers have the right to recoup their deposit. If the products delivered do not meet the quality specifications or need to be reworked, we are responsible for the rework and the related expenses. If the customers decided to rework the products themselves, we will compensate its customers for the expenses incurred. We did not incur any costs related to breach of contract or product quality issues for sales for the six months ended June 30, 2010 and for the year ended December 31, 2009.

Recent Accounting Pronouncements

See Note 2 of the accompanying unaudited interim consolidated financial statements included in this Form 10-Q for a discussion of recent accounting pronouncements.

Value Added Tax

Enterprises which manufacture and sell products such as ours are typically required under Chinese law to pay the Chinese government value added tax (“VAT”) in an amount equal to 17% of gross sales of certain products sold and used in the PRC. In 2007, through our subsidiary Hyundai Light, we received an approval from the local agent of national taxation authority, the State Taxation Bureau of Huicheng District, Huizhou, Guangdong (the "Huicheng Taxation Bureau"), to pay a 4% simplified VAT for fiscal years 2008, 2009, and 2010 for sales of certain products in the PRC. As a result of this approval, our total tax savings for fiscal 2008 and 2009 was more than approximately $7.0 million; there will be additional tax savings in fiscal 2010. If a tax audit is conducted by a higher tax authority and it was determined that such local approval was improper or unauthorized and that we should in fact have been paying VAT at the rate of 17% on all sales in the PRC, we may be required to make up all of the underpaid taxes.

In addition, under the accounting standards with respect to accounting for uncertainty in income taxes, certain tax contingencies are recognized when they are determined to be more likely than not to occur, and we believe this accounting interpretation applies by analogy to VAT. Based on approvals that we have received on the use of the simplified VAT rate, we believe that the likelihood that a higher tax authority will determine that local approval of the reduced rate was improper or unauthorized does not reach a “more likely than not” level. We believe our judgments in this area are reasonable and correct, but there is no guarantee that we will be successful if such approvals are challenged by a higher tax authority. If our use of the simplified VAT rate is challenged successfully by a higher taxing authority, we may be required to pay additional taxes or we may seek to enter into settlements with the taxing authorities, which could require significant payments or otherwise have a material adverse effect on our business, results of operations and financial condition.

Due to the possibility that the grant of the reduced VAT tax rate to us by the Huicheng Taxation Bureau may be overturned by higher levels of the PRC government and the potential negative effects on our results of operations and financial position if such event were to occur, we believe that investors were reluctant to participate in the Private Placement that we conducted concurrently with the Share Exchange. Li Xuemei, our Chief Executive Officer and Chairman of the Board, believes that the revocation of the reduced VAT rate is remote, as does our management. The reasons that Ms. Li and the Company’s management believe that the revocation of the reduced VAT rate is remote are:

•	the VAT reduction was granted by a governmental unit with authority to do so;
•	the rate reduction was done with all facts known by all parties;
•	the Company has no knowledge of similar revocations, nor are there any known court cases or administrative matters of which the Company is aware in which a revocation has taken place; and
•	the issuance of the rate reduction by local authorities was by an appropriately sanctioned administrative procedure.

Ms. Li did not have a material relationship to our company’s receipt of approval for 4% simplified VAT from the local agent of Huicheng Taxation Bureau; however, she desired that the Private Placement and Share Exchange be completed and she volunteered to indemnify us against our losses if such revocation occurred. In January 2010, we entered into an Indemnification Agreement and Security Agreement with Ms. Li pursuant to which Ms. Li agreed to indemnify and pay to us amounts that would make us whole for any tax liability, penalty, loss, or other amounts expended as a result of any removal of our reduced 4% simplified VAT rate, including any requirement to make up all of the underpaid taxes. In addition, pursuant to the terms of the Indemnification Agreement and Security Agreement, if Ms. Li is unable to or fails to pay all such amounts due to us under the agreement, we would have the right to obtain the proceeds from a forced sale of the real estate property secured under the Security Agreement. Based on a review of valuation documents, we believe that the value of the collateral that Ms. Li provided to secure her indemnification to us is sufficient to cover any losses that we would incur from a revocation of our reduced simplified VAT rate. However, if such sale proceeds were insufficient to cover amounts due to us, we would be able to cancel a number of shares of common stock in our company held by Ms. Li in an amount equal any shortfall. Any such prospective change to the aforementioned tax approval would have a material adverse effect on our liquidity and profitability to the extent that we are unable to collect such deficiency from the related customers and to the extent that we are not able to collect any shortfall from Ms. Li under the Indemnification Agreement and Security Agreement. While we believe it is a remote contingency the clarification of the indemnity to potential investors was considered appropriate.

ITEM 3.              QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Risk

We may face some risk from potential fluctuations in interest rates, although our debt obligations are primarily short-term in nature, but some bank loans have variable rates. If interest rates have great fluctuations, our financing cost may be significantly affected.

Foreign Currency Risk

A substantial portion of our operations are conducted in the PRC and our primary operational currency is Chinese Renminbi (“RMB”). As a result, currently the effect of the fluctuations of RMB exchange rates only has minimum impact on our business operations, but will be increasingly material as we introduce our products widely into new international markets. Substantially all of our revenues and expenses are denominated in RMB. However, we use the United States dollar for financial reporting purposes. Conversion of RMB into foreign currencies is regulated by the People’s Bank of China through a unified floating exchange rate system. Although the PRC government has stated its intention to support the value of the RMB, there can be no assurance that such exchange rate will not again become volatile or that the RMB will not devalue significantly against the U.S. dollar. Exchange rate fluctuations may adversely affect the value, in U.S. dollar terms, of our net assets and income derived from our operations in the PRC.

Country Risk

The substantial portion of our assets and operations are located and conducted in China. While the PRC economy has experienced significant growth in the past twenty years, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall economy of China, but may also have a negative effect on us. For example, our operating results and financial condition may be adversely affected by government control over capital investments or changes in tax regulations applicable to us. If there are any changes in any policies by the Chinese government and our business is negatively affected as a result, then our financial results, including our ability to generate revenues and profits, will also be negatively affected.

ITEM 4.              CONTROLS AND PROCEDURES

Evaluation of disclosure controls and procedures

We maintain disclosure controls and procedures, which are designed to ensure that information required to be disclosed in the reports we file or submit under the Securities Exchange Act of 1934, as amended, is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms, and that such information is accumulated and communicated to our management, including our Chief Executive Officer, or CEO, and Chief Financial Officer, or CFO, as appropriate to allow timely decisions regarding required disclosure.

Based on an evaluation carried out as of the end of the period covered by this quarterly report, under the supervision and with the participation of our management, including our CEO and CFO, our CEO and CFO have concluded that, as of the end of such period, our disclosure controls and procedures (as defined in Rule 13a-15(e) under the Securities Exchange Act of 1934) were effective as of June 30, 2010.

Changes in Internal Control Over Financial Reporting

Based on the evaluation of our management as required by paragraph (d) of Rule 13a-15 or 15d-15 of the Exchange Act, there were no changes in our internal control over financial reporting that occurred during the second quarter of the fiscal year 2010 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II.              OTHER INFORMATION

ITEM 1.              LEGAL PROCEEDINGS

None.

ITEM 1A.           RISK FACTORS

Any investment in our common stock involves a high degree of risk. Investors should carefully consider the risks described below and all of the information contained in our public filings before deciding whether to purchase our common stock. There have been no material revisions to the “Risk Factors” as set forth in our Quarterly Report on Form 10-Q for the first quarter of 2010 as filed with the SEC on May 17, 2010.

ITEM 2.              UNREGISTERED SALE OF EQUITY SECURITIES AND USE OF PROCEEDS

None.

ITEM 3.              DEFAULT UPON SENIOR SECURITIES

None.

ITEM 4.              REMOVED AND RESERVED

None.

ITEM 5.              OTHER INFORMATION

On July 12, 2010, one of the Company's subsidiaries, Hyundai Light and Electric (Huizhou) Co., Ltd. (“Hyundai Light”), extended its Trademark License Agreement (the “Agreement”) with Hyundai Corporation (“Hyundai”) pursuant to which Hyundai granted us a license to use the trademark of “HYUNDAI” in connection with manufacturing, selling, and marketing wiring accessories and lighting products (the “Licensed Products”) within the People’s Republic of China.  The Agreement contains three terms, with the first term from August 1, 2010 to July 31, 2011, the second term from August 1, 2011 to July 31, 2012, and the third term from August 1, 2012 to July 31, 2013. Any additional term or renewal of the Agreement is contingent upon further written agreement of the parties.

The description of the Agreement set forth herein is a summary of the principal terms of the Agreement, a copy of which is filed as Exhibit 10.1 to this Quarterly Report on Form 10-Q and is incorporated herein by reference.  Pursuant to the Agreement, during each term, Hyundai Light is required to pay Hyundai a minimum royalty, and Hyundai Light is not permitted to sell or distribute any product similar to or in competition with the Licensed Products. The Agreement also sets forth minimum sales amounts for the Licensed Products for each term.  The Agreement provides for Hyundai Light’s payment of a running royalty payment to Hyundai in the event that our aggregate sales during a term exceeds the minimum sales amount for that term in an amount equal to the specified running royalty rate multiplied by the amount the actual aggregate sales exceeds the minimum sales amount. The Agreement also requires Hyundai Light to provide Hyundai with sales and marketing reports for the Licensed Products for certain periods and contains other customary general provisions, including provisions related to a prohibition of assignment or sub-licensing, confidentiality, indemnification, and the scope of our use of Hyundai’s trademark. Under the Agreement, Hyundai may terminate the Agreement for, among other reasons, failure to pay the royalties or failure to rectify any injury to the brand image of Hyundai’s trademark within 30 days of receipt of written notification of such injury. The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the exhibit hereto which is incorporated by reference.

On August 11, 2010, the Company issued a press release announcing the execution of the Agreement.  A copy of the press release is attached to this Form 10-Q as Exhibit 99.1.

ITEM 6.              EXHIBITS

(a)       Exhibits

Exhibit Number	Description of Document
10.1*	Trademark License Agreement dated July 12, 2010 entered into by and between Hyundai Corporation and Hyundai Light and Electric (Huizhou) Co., Ltd.
31.1	Certification of Chief Executive Officer Pursuant to Item 601(b)(31) of Regulation S-K, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
31.2	Certification of Chief Financial Officer Pursuant to Item 601(b)(31) of Regulation S-K, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
32.1	Certification of Chief Executive Officer and Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
99.1**	Press Release regarding Hyundai Trademark License Agreement dated August 11, 2010.

*
The Registrant has applied with the Secretary of the Securities and Exchange Commission for confidential treatment of certain information pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.  The Registrant has filed separately with its application a copy of the exhibit including all confidential portions, which may be made available for public inspection pending the Commission’s review of the application in accordance with Rule 24b-2.

**
This exhibit shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any filings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

China Intelligent Lighting and Electronics, Inc.

Dated: August 12, 2010	/s/	Li Xuemei
	By:	Li Xuemei
	Its:	Chairman of the Board and Chief Executive Officer

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the Quarterly Period Ended September 30, 2010

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from            to

Commission File No. 001-34783

China Intelligent Lighting and Electronics, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	26-1357819
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

No. 29 & 31, Huanzhen Road
Shuikou Town, Huizhou, Guangdong, People’s Republic of China 516005
 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

86-0752-3138511
 (COMPANY’S TELEPHONE NUMBER, INCLUDING AREA CODE)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes ☐ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” as defined in Rule 12b-2 of the Exchange Act.

Large accelerated filer  ☐ Accelerated filer  ☐

 Non-accelerated filer  ☒ Smaller reporting company   ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

The number of shares outstanding of the registrant’s Common Stock, par value $0.0001 per share, was 13,684,026 as of November 8, 2010.

CHINA INTELLIGENT LIGHTING AND ELECTRONICS, INC.

FORM 10-Q

For the Quarterly Period Ended September 30, 2010

INDEX

				Page
Part I	Financial Information			3

	Item 1.	Financial Statements		3

		a)	Consolidated Balance Sheets as of September 30, 2010 (Unaudited) and December 31, 2009	3

		b)	Consolidated Statements of Income for the Three and Nine Months Ended September 30, 2010 and 2009 (Unaudited)	4

		c)	Consolidated Statement of Changes in Stockholders' Equity for the Nine Months Ended September 30, 2010 (Unaudited)	6

		d)	Consolidated Statements of Comprehensive Income for the Three and Nine Months Ended September 30, 2010 and 2009 (Unaudited)	6

		e)	Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2010 and 2009 (Unaudited)	5

		f)	Notes to Consolidated Financial Statements (Unaudited)	7

	Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations		12

	Item 3.	Quantitative and Qualitative Disclosures About Market Risk		20

	Item 4.	Controls and Procedures		20

Part II	Other Information			21

	Item 1.	Legal Proceedings		21

	Item 1A.	Risk Factors		21

	Item 2.	Unregistered Sale of Equity Securities and Use of Proceeds		21

	Item 3.	Default Upon Senior Securities		21

	Item 4.	Removed and Reserved		21

	Item 5.	Other Information		21

	Item 6.	Exhibits		22

Signatures				23

2

PART I.  FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

China Intelligent Lighting and Electronics, Inc. and Subsidiaries
Consolidated Balance Sheets
 (In US Dollars)

	September 30, 2010	December 31, 2009
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$11,046,445	$469,341
Trade receivables, net	20,605,328	13,424,362
VAT refundable	-	168,765
Inventories, net	5,280,440	3,923,533
Prepaid expenses and other receivables	23,626	-
Advances to suppliers	1,425,130	2,369,134
Restricted cash	449,100	352,051
Total current assets	38,830,069	20,707,186
Property and equipment, net	3,373,785	3,450,745
Total Assets	$42,203,854	$24,157,931

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable - trade	$4,981,584	$3,579,095
Accrued liabilities and other payable	967,546	1,224,359
Customer deposits	100	148,757
Corporate tax payable	327,024	372,275
Short-term loan	1,272,450	938,802
Total current liabilities	7,548,704	6,263,288

Stockholders' Equity
Preferred stock, $0.0001 par value, 10,000,000 shares authorized,
0 shares outstanding at September 30, 2010
and December 31, 2009, respectively	-	-
Common stock, $0.0001 par value, 100,000,000 shares authorized,
13,684,026 and 7,097,748 shares issued and outstanding at September 30, 2010
and December 31, 2009, respectively	1,368	710
Additional paid-in capital	12,478,953	1,389,163
Accumulated other comprehensive income	1,231,496	716,048
Statutory reserves	2,201,627	2,201,627
Retained earnings (unrestricted)	18,741,706	13,587,095
Total stockholders' equity	34,655,150	17,894,643
Total Liabilities and Stockholders' Equity	$42,203,854	$24,157,931

The accompanying notes are an integral part of these consolidated financial statements.

3

China Intelligent Lighting and Electronics, Inc. and Subsidiaries
Consolidated Statements of Income
(In US Dollars)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$20,247,215	$14,835,291	$53,630,151	$40,609,458
Cost of Goods Sold	(15,567,682)	(11,450,416)	(41,282,931)	(31,508,203)
Gross Profit	4,679,533	3,384,875	12,347,220	9,101,255

General and administrative
Selling expenses	938,169	735,707	2,310,118	1,955,747
General and administrative	462,175	152,826	2,557,585	814,218
Research and development	561,896	262,887	1,314,678	626,678
Total operating expenses	1,962,240	1,151,420	6,182,381	3,396,643
Income from operations	2,717,293	2,233,455	6,164,839	5,704,612

Other income (expenses):
Interest income	242	5,947	2,104	5,947
Interest expense	(20,119)	(18,004)	(50,835)	(27,534)
Total other expenses	(19,877)	(12,057)	(48,731)	(21,587)

Income before income taxes	2,697,416	2,221,398	6,116,108	5,683,025
Income taxes	(343,874)	(258,361)	(961,497)	(713,570)
Net income	$2,353,542	$1,963,037	$5,154,611	$4,969,455

Earnings per share - Basic	$0.17	$0.28	$0.46	$0.70

Weighted-average shares outstanding, Basic	13,483,029	7,097,748	11,119,435	7,097,748

Earnings per share - Diluted	$0.17	$0.28	$0.46	$0.70

Weighted-average shares outstanding, Diluted	13,483,029	7,097,748	11,119,435	7,097,748

The accompanying notes are an integral part of these consolidated financial statements.

4

China Intelligent Lighting and Electronics, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(In US Dollars)

	For the Nine Months Ended
	September 30,
	2010	2009
	(Unaudited)	(Unaudited)
Cash Flows From Operating Activities

Net income	$5,154,611	$4,969,455
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation expense	283,062	266,825
Changes in operating assets and liabilities:
Account receivable-trade	(6,905,306)	(7,640,361)
VAT refundable	172,230	300,667
Advance to suppliers for purchases	992,653	(1,304,349)
Inventories, net	(1,276,340)	(205,667)
Accounts payable and accrued liabilities	1,047,041	2,509,162
Customer deposits	(151,712)	1,491
Prepaid expense	(23,626)	-
Corporate tax payable	(52,895)	714,008
Net cash used in operating activities	(760,282)	(388,769)

Cash Flows From Investing Activities
Purchases of property and equipment	(137,809)	(119,440)
Restricted cash	(89,820)	(352,032)
Net cash used in investing activities	(227,629)	(471,472)

Cash Flows From Financing Activities
Proceeds from loans	1,496,999	1,173,000
Repayments of loans	(1,182,629)	(146,240)
Net proceeds of share issuances	11,090,448	-
Net cash provided by financing activities	11,404,818	1,026,760

Effect of exchange rate changes on cash	160,197	(23,688)
Net increase in cash and cash equivalents	10,577,104	142,831
Cash and cash equivalents, beginning of period	469,341	264,189
Cash and cash equivalents, end of period	$11,046,445	$407,020

Supplemental disclosure information:
Income taxes paid	$1,013,596	$-
Interest paid	$50,835	$27,534

The accompanying notes are an integral part of these consolidated financial statements.

5

China Intelligent Lighting and Electronics, Inc. and Subsidiaries
Consolidated Statements of Changes in Stockholders' Equity
For the nine months ended September 30, 2010
(In US Dollars)

				Accumulated
			Additional	Other		Retained	Total
	Common Stock		Paid-in	Comprehensive	Statutory	Earnings	Stockholders'
	Share	Amount	Capital	Income	Reserves	(Unrestricted)	Equity
Balance at December 31, 2009	7,097,748	$710	$1,389,163	$716,048	$2,201,627	$13,587,095	$17,894,643
Retention of 1,418,001 shares by original SRKP 22 shareholders	1,418,001	142	(142)	-	-	-	-
Issuance of 1,377,955 shares at $2.54 per share in private placement, net of offering costs	1,377,955	137	3,000,845	-	-	-	3,000,982
Issuance of 3,350,000 shares at $3.00 per share in public offering, net of offering costs	3,350,000	335	8,089,131	-	-	-	8,089,466
Issuance of 440,322 shares upon cashless exercise of 440,358 warrants at $0.0002 per share	440,322	44	(44)	-	-	-	-
Foreign currency translation adjustment	-	-	-	515,448	-	-	515,448
Net income for the nine months ended September 30, 2010 (Unaudited)	-	-	-	-	-	5,154,611	5,154,611
Balance at September 30, 2010 (Unaudited)	13,684,026	$1,368	$12,478,953	$1,231,496	$2,201,627	$18,741,706	$34,655,150

China Intelligent Lighting and Electronics, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income
(In US Dollars)

	For the Three Months Ended		For the Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income	$2,353,542	$1,963,037	$5,154,611	$4,969,455

Other comprehensive income, net of tax:
Unrealized gain on foreign currency translation	505,948	27,370	515,448	(24,029)

Comprehensive income	$2,859,490	$1,990,407	$5,670,059	$4,945,426

The accompanying notes are an integral part of these consolidated financial statements.

6

China Intelligent Lighting and Electronics, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Unaudited)

NOTE 1 - DESCRIPTION OF BUSINESS AND ORGANIZATION

China Intelligent Lighting and Electronics, Inc. (“China Intelligent US”, or “the Company”) (formerly SRKP 22, Inc.) was incorporated under the laws of the State of Delaware on October 11, 2007. China Intelligent US was originally organized as a “blank check” shell company to investigate and acquire a target company or business seeking the perceived advantages of being a publicly held corporation. On January 15, 2010, China Intelligent US closed a share exchange transaction pursuant to which it became the 100% parent of China Intelligent Electric Holding Limited (“China Intelligent BVI”) (ii) assumed the operations of China Intelligent BVI and its subsidiaries, and (iii) changed its name from SRKP 2, Inc. to China Intelligent Lighting and Electronics, Inc.

Through its subsidiaries in China, China Intelligent US engages in research, development, assembling, marketing and sales of intelligent lighting products including LED, residential, commercial, outdoor, and municipal engineering lighting products for the domestic and international market.

On June 18, 2010, the Company completed a public offering consisting of 3,350,000 shares of common stock. Rodman & Renshaw, LLC and WestPark Capital, Inc. acted as the underwriters in the public offering.  Shares of common stock were sold to the public at a price of $3.00 per share, for gross proceeds of approximately $10.05 million.  Compensation for Rodman & Renshaw, LLC and WestPark Capital, Inc.’s services included discounts and commissions of $1,155,750, among them, $904,500 was paid for the commission and $251,250 was paid for the allowance and roadshow expenses of approximately of $10,000.  The underwriters also received a warrant to purchase 167,500 shares of common stock at an exercise price of $3.60 per share.  The warrant, which has a term of five years, is not exercisable until at least one-year from the date of issuance.   The warrant also carries registration rights.  We also incurred audit fees of approximately $135,000, legal counsel fees (excluding blue sky fees) of $572,000 and NYSE Amex listing fees and various other directed related fees of approximately $110,000.

On May 12, 2010, the Company conducted a 1-for-2 reverse stock split (“Reverse Stock Split”) by filing the amendment to its Certificate of Incorporation with the Secretary of the State of Delaware.   The reverse stock split was approved by the Company’s Board of Directors and shareholders on March 30, 2010.  All references to number of shares and per share amounts included in this report give effect to the Reverse Stock Split.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.	Basis of presentation

The accounting policies and methods followed in preparing these unaudited condensed consolidated financial statements are those used by Company as described in Note 2 of the notes to consolidated financial statements included in the Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on June 16, 2010. The unaudited condensed consolidated financial statements for the three- and nine-month periods ended September 30, 2010 and 2009 have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission and do not conform in all respects to the disclosure and information that is required for annual consolidated financial statements. The year-end condensed consolidated balance sheet data was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America. These interim condensed consolidated financial statements should be read in conjunction with the most recent annual consolidated financial statements of the Company.

In the opinion of management, all adjustments, all of which are of a normal recurring nature, considered necessary for fair statement have been included in these interim condensed consolidated financial statements. Operating results for the three- and nine-month periods ended September 30, 2010 are not indicative of the results that may be expected for the full year ending December 31, 2010.

b.	Basis of consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries.  Inter-company transactions have been eliminated in consolidation.

7

China Intelligent Lighting and Electronics, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Unaudited)
c.	Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting year. Because of the use of estimates inherent in the financial reporting process, actual results could differ from those estimates.

d.	Reclassifications

Certain amounts in the consolidated financial statements for the prior years have been reclassified to conform to the presentation of the current year for the comparative purposes.

e.	Foreign currency translation

The exchange rates used for foreign currency translation were as follows (USD$1 = RMB):

Period Covered	Balance Sheet Date Rates	Average Rates
Year ended December 31, 2009	6.81720	6.84088
Nine months ended September 30, 2009	6.81756	6.82175
Nine months ended September 30, 2010	6.68002	6.79810

The exchange rates used for foreign currency translation were as follows (USD$1 = HKD):

Period Covered	Balance Sheet Date Rates	Average Rates
Year ended December 31, 2009	7.75477	7.75218
Nine months ended September 30, 2009	7.75194	7.75014
Nine months ended September 30, 2010	7.75795	7.77061

f.	Recently issued accounting pronouncements

In January 2010, the FASB issued ASU No. 2010-6, Improving Disclosures About Fair Value Measurements, that amends existing disclosure requirements under ASC 820 by adding required disclosures about items transferring into and out of levels 1 and 2 in the fair value hierarchy; adding separate disclosures about purchase, sales, issuances, and settlements relative to level 3 measurements; and clarifying, among other things, the existing fair value disclosures about the level of disaggregation. This ASU is effective for the first quarter of 2010, except for the requirement to provide level 3 activities of purchases, sales, issuances, and settlements on a gross basis, which is effective beginning the first quarter of 2011. Since this standard impacts disclosure requirements only, its adoption will not have a material impact on the Company’s consolidated results of operations or financial condition.

8

China Intelligent Lighting and Electronics, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Unaudited)
NOTE 3 – INVENTORIES

Inventories include raw material and finished goods. Finished goods contain direct material, direct labor and manufacturing overhead and do not contain general and administrative costs. Inventories consist of the following:

	September 30,	December 31,
	2010	2009
Raw material	$2,734,019	$1,921,099
Finished goods	2,546,421	2,002,434
Inventories	$5,280,440	$3,923,533

NOTE 4 – RELATED PARTY TRANSACTIONS

Lease Agreements

In 2008, the Company signed a lease agreement with NIVS (HZ) Audio & Video Tech Co. Ltd. (“NIVS HZ.”) According to the lease agreement, the monthly rent will be RMB 25,000 per month from July 1, 2008 to June 30, 2010.

Rental expenses paid to NIVS HZ are as follows:

	Three months ended		Nine months ended
	September 30,	September 30,	September 30,	September 30,
	2010	2009	2010	2009
NIVS HZ	$11,183	$10,997	$33,098	$32,983
Total	$11,183	$10,997	$33,098	$32,983

In 2010, the Company renewed the lease agreement with NIVS HZ for another three years. According to the new lease agreement, the monthly rent will remain at RMB 25,000 per month from July 1, 2010 to June 30, 2013.

NOTE 5 - SHORT TERM LOAN

On April 16, 2009, the Company obtained a one year term loan of RMB 8,000,000 (approximately $1,169,000) from Pudong Development Bank ("PDB") bearing interest at the prevailing prime rate (approximately 5.4%). Pursuant to the loan contract, the monthly payment is RMB 200,000 plus monthly interest.

In April 2010, the Company paid off this loan and obtained a new loan of RMB 10,000,000 (approximately $1,467,000) from the same bank. This new loan is a one year term loan bearing interest at the prevailing prime rate (approximately 5.8%). Pursuant to the loan contract, the monthly payment is RMB 300,000 plus monthly interest.

The above loans were part of a package of loans PDB made to 6 different companies unrelated to the Company where each of the companies cross guarantee each other’s loans.  In the event of one company defaulting on its loan, the other companies are required to pay a penalty based on the percentage of the defaulted loan to PDB.  Additionally, each company was required to deposit a specific percentage of the loan amount it received in an account held at PDB to be used as collateral for the loans.  The Company currently deposited RMB 3,000,000 (approximately $449,100) in the bank account recorded as restricted cash. The cross guarantee is limited to the restricted cash held at the bank. The Company, based upon its review of the loans, believes there is only a remote chance of any of the companies defaulting on these loans and has not set up a reserve for any possible loss for this transaction.

As of September 30, 2010, the Company had $1,272,450 loan payable to Pudong Development Bank.

9

China Intelligent Lighting and Electronics, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Unaudited)
NOTE 6 - INCOME TAX AND VARIOUS TAXES

China Intelligent is registered in BVI and pays no taxes.

Hyundai HK is a holding company registered in Hong Kong and has no operating profit for tax liabilities.

The Company’s subsidiary – Hyundai HZ as a manufacturing enterprise established in Huizhou, PRC, was entitled to a preferential Enterprise Income Tax (”EIT”) rate. Hyundai HZ had applied for foreign investment Enterprise title, and the application had been approved by the local government Hyundai HZ had a tax holiday of 2 years 100% exemption starting from the first profitable year, and followed by 3 years of 50% tax deduction.  The 50% tax deduction expires after 2011.  As of September 30, 2010 and December 31, 2009, the Company had tax payable of $327,024 and $372,275, respectively. During the third quarter of 2010 and 2009, cash paid income taxes totaled $1,013,596 and $0, respectively.

The tax authority of the PRC Government conducts periodic and ad hoc tax filing reviews on business enterprises operating in the PRC after those enterprises had completed their relevant tax filings, hence the Company’s tax filings may not be finalized.  It is therefore uncertain as to whether the PRC tax authority may take different views about the Company’s tax filings which may lead to additional tax liabilities.

The provision for taxes on earnings consisted of:

	Three months ended		Nine months ended
Current income taxes expenses:	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
PRC Enterprises Income Taxes	$343,874	$258,361	$961,497	$713,570

A reconciliation between the income tax computed at the U.S. statutory rate and the Group’s provision for income tax is as follows:

	Three months ended		Nine months ended
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
PRC preferential enterprise income tax	25%	25%	25%	25%
Tax holiday and relief granted to the subsidiary	-12.5%	-12.5%	-12.5%	-12.5%
Permanent differences related to other expenses	0.2%	-0.9%	3.2%	0.1%
Provision for income tax	12.7%	11.6%	15.7%	12.6%

Accounting for Uncertainty in Income Taxes

The Company accounts for uncertainty in income taxes in accordance with applicable accounting standards, which prescribe a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. These accounting standards also provide guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Based on the Company’s evaluation, the Company has concluded that there are no significant uncertain tax positions requiring recognition in its financial statements.

The Company may from time to time be assessed interest or penalties by major tax jurisdictions. In the event it receives an assessment for interest and/or penalties, it will be classified in the financial statements as tax expense.

10

China Intelligent Lighting and Electronics, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Unaudited)
NOTE 7 – SALES OF SECURITIES

On January 15, 2010, concurrently with the close of the Share Exchange, the Company conducted a private placement transaction (the “Private Placement”) pursuant to which the Company sold an aggregate of 1,377,955 shares of common stock at $2.54 per share.   As a result, the Company received gross proceeds in the amount of approximately $3.5 million.  WestPark Capital, Inc. (“WestPark Capital”) was paid a placement agent commission equal to 8% of the gross proceeds from the financing and a 4% non-accountable expense allowance.

On June 18, 2010, the Company completed a public offering pursuant to which the Company sold an aggregate of 3,350,000 shares of common stock at $3.00 per share.   As a result, the Company received gross proceeds in the amount of approximately $10.05 million.  Rodman & Renshaw, LLC (“Rodman & Renshaw”) and WestPark Capital, Inc. (“WestPark Capital”) were paid an underwriting commission equal to 9% of the gross proceeds from the financing and a 2.5% non-accountable expense allowance.

NOTE 8 - COMMON STOCK WARRANTS AND OPTIONS

Warrants

Since the inception of China Intelligent US, the shareholders of SRKP 22 held an aggregate of 3,548,196 warrants. Immediately prior to the closing of the share exchange on January 15, 2010, the shareholders agreed and canceled an aggregate of 2,757,838 warrants. Immediately after the Share Exchange and the cancellation, the shareholders held an aggregate of 790,358 warrants. Immediately prior to the closing of the public offering on June 18, 2010, the holders of the 790,358 warrants agreed to cancel 350,000 warrants and immediately after the public offering and the cancellation, the shareholders held an aggregate of 440,358 warrants.  On August 13, 2010, 440,322 warrants were cashless exercised with $0.0002 exercise price per share and an aggregate of 36 shares has been issued for being paid for the exercise price resulted in no cash involved.

In June 2010, China Intelligent US completed a public offering of its common stock and issued warrants to purchase a total of 167,500 shares at an exercise price of $3.60 per share to the underwriters of the public offering. The warrants have a 5-year term and are not exercisable until at least one year from the date of issuance.

Stock Options

On May 5, 2010, in connection with the appointment of Mr. Kui (Kevin) Jiang as the Company’s Chief Financial Officer, the Company agreed to grant Mr. Jiang options to purchase 25,000 shares of the common stock of the Company at $3.00 per share.  The grant was made on June 17, 2010.  The options vest in equal installments every three months over a period of 12 months.    As of September 30, 2010, a total of 7,083 options were vested. The compensation cost of the vested 7,083 options is $19,469.

NOTE 9 - REVENUE AND GEOGRAPHIC INFORMATION

The geographic information for revenue is as follows:

	Nine Months Ended
	September 30, 2010	September 30, 2009
China & Hong Kong	$52,084,444	$36,812,457
Other Asian countries	1,164,099	1,188,994
North America	0	546,439
Australia	94,256	28,301
Europe	0	651,244
Others	287,352	1,382,023
Total	$53,630,151	$40,609,458

11

ITEM 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion relates to the financial condition and results of operations of China Intelligent Lighting and Electronics, Inc. (the “Company”) and its subsidiaries, including its wholly-owned subsidiary, China Intelligent Electronic Holding Limited, a British Virgin Islands corporation (“China Intelligent BVI”), and its 100% owned subsidiary, Hyundai Light and Electric (Huizhou) Co., Ltd., a company organized under the laws of the PRC (“Hyundai Light”).   See the notes to the financial statements of this report for more information on our organization and ownership structure.

Forward-Looking Statements

The following discussion of our financial condition and results of operations should be read in conjunction with our unaudited consolidated financial statements and the related notes, and the other financial information included in this Quarterly Report.

This Quarterly Report contains forward-looking statements that involve substantial risks and uncertainties. All statements other than historical facts contained in this report, including statements regarding our future financial position, capital expenditures, cash flows, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “anticipated,” “believe,” “expect, “plan,” “intend,” “seek,” “estimate,” “project,” “could,” “may,” and similar expressions are intended to identify forward-looking statements. Such statements reflect our management’s current views with respect to future events and financial performance and involve risks and uncertainties, including, without limitation, the current economic downturn adversely affecting demand for our products; our reliance on our major customers for a large portion of our net sales; our ability to develop and market new products; our ability to raise additional capital to fund our operations; our ability to accurately forecast amounts of supplies needed to meet customer demand; market acceptance of our products; exposure to product liability and defect claims; fluctuations in the availability of raw materials and components needed for our products; protection of our intellectual property rights; changes in the laws of the PRC that affect our operations; inflation and fluctuations in foreign currency rates and various other matters, many of which are beyond our control. Actual results may vary materially and adversely from those anticipated, believed, estimated or otherwise indicated should one or more of these risks or uncertainties occur or if any of the risks or uncertainties described elsewhere in this report occur. Consequently, all of the forward-looking statements made in this filing are qualified by these cautionary statements and there can be no assurance of the actual results or developments.

Overview

Through Hyundai Light, we engage in the design, manufacture, sales and marketing of high-quality Light Emitting Diode (“LED”) lighting products and other products for the household, commercial and outdoor lighting industries.  We operate in the LED lighting business sector, and the core technology of our business is based on the all-solid-state semiconductor white light technology, in addition to general lighting products, sold throughout China and in select international markets.  Our branded products, marketed under the brand-name Hyundai™, have become a recognized brand name in China, which we expect will assist us in growing our business over the course of the next few years.  In July 2010, we renewed our license agreement with our licensor, Hyundai Corporation, and the term of the new agreement is from August 1, 2010 to July 31, 2013.  Additionally, Hyundai Corporation has signed a non-binding memorandum of cooperation effective January 1, 2009 that indicates that Hyundai Corporation intends to renew our license agreement until December 31, 2018.  Because the trademark license agreement prohibits us from selling our Hyundai™ branded products outside of the PRC, our international expansion efforts will primarily be executed through our Original Equipment Manufacturer (OEM) products, which are not directly affected by the Hyundai Corporation trademark license agreement.

The lighting industry is affected by a number of general business and economic factors such as gross domestic product growth, employment, credit availability and commodity costs. Construction spending on infrastructure projects such as highways, streets, and urban developments also has a material impact on the demand for infrastructure-focused products. The market is also subject to rapid technology changes, highly fragmented, and cyclical.  The industry is characterized by the short life cycle of products, requiring continuous design and development efforts, which necessitates large capital and time investments.

We sell our products through a network of distributors and resellers allowing us to penetrate customer markets.  Our products are sold domestically in China and, to a lesser extent, internationally through numerous channels, including independent specialty retailers, international and regional chains, mass merchants, and distributors.

For the nine months ended September 30, 2010 and 2009, we had no customer that accounted for at least 5% of the revenues that we generated. We believe that our diversified customer base assists us in reducing our risk of reliance on any one customer.

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Most of our revenues are derived from sales to OEMs, or Original Equipment Manufacturers, followed by sales of Hyundai™ branded products and other products.  The OEM sales are mainly decided by our manufacturing capability and are not affected by the Hyundai Corporation trademark license agreement.  OEMs contract with us to build their products or to obtain services related to product development and prototyping, volume manufacturing or aftermarket support.  Our services include engineering, design, materials, management, assembly, testing, distribution, and after-market services.  We believe that we are able to provide quality OEM services that meet unique requirements within customer timeframes, unique styling, product simplicity, price targets, and consistent quality with low defect rates.  As a result of efficiently managing costs and assets, we believe we are able to offer our customers an outsourcing solution that represents a lower total cost of acquisition than that typically provided by the OEM's own manufacturing operation. OEM sales accounted for approximately 63% and 67% of our revenues for the nine months ended September 30, 2010 and 2009, respectively, and sales of products with our Hyundai™ brand products and CINLE products accounted for 37% and 33% of our revenues for the same periods, respectively.  Because the trademark license agreement between us and Hyundai Corporation prohibits us from selling our Hyundai™ branded products outside of the PRC, our international expansion efforts will primarily be executed through our OEM products, which are not directly affected by the Hyundai Corporation trademark license agreement.

Our primary suppliers of raw materials are located in Huizhou, Shenzhen and Zhongshan.  For the nine months ended September 30, 2010 and 2009, our top three suppliers accounted for a total of approximately 19.66% and 20.04% of our raw material purchases for the respective periods.  These suppliers are unrelated parties.  Other than these suppliers, no other supplier accounted for more than 10% of our total purchases in these periods. Presently, our relationships with our suppliers are good and we expect that our suppliers will be able to meet the anticipated demand for our products in the future.  However, due to our dependence on a small number of suppliers for certain raw materials, we could experience delays in development and/or the ability to meet our customer demand for new products. Moreover, we may purchase quantities of supplies and materials from time to time that are greater than required by customer orders to secure more favorable pricing, delivery or credit terms.  These purchases can expose us to losses from cancellation costs, inventory carrying costs or inventory obsolescence, and hence adversely affect our business and operating results.

In addition, we have a limited number of long-term contracts with our suppliers, and we believe that alternative suppliers are available. Although we have not been subject to shortages for any of our components, we may be subject to cutbacks and price increases, which we may not be able to pass on to our customers in the event that the demand for components generally exceeds the capacity of our suppliers.  We believe the manufacturing facility that we use in Huizhou, China, due to its location, provides us with flexibility in our supply chain, to better manage inventories and to reduce delays and long-term costs for our products.

Companies in our industry are under pressure to develop new designs and product innovations to support changing consumer tastes and regulatory requirements.  We have engaged in research and development activities and we believe that substantial additional research and development activities are necessary to allow us to offer technologically-advanced products in the long term. We expect that our research and development budget will significantly increase as we attempt to create new products and as we have access to additional working capital to fund these activities.  We intend to use approximately one-fourth of the net public offering proceeds for research and development focused on LED technologies and an additional one-half of the net public offering proceeds for expansion of our manufacturing and production of LED components.  However, research and development and investments in new technology are inherently speculative and commercial success depends on many factors including technological innovation, novelty, service and support, and effective sales and marketing.   We may not achieve significant revenue from new product and service investments for a number of years, if at all. As a result, we may not achieve significant revenue from these investments for a number of years, if at all.

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Results of Operations

The following table sets forth information from our statements of income for the three and nine months ended September 30, 2010 and 2009 (unaudited) in dollars and as a percentage of revenue:

	For The Three Months Ended September 30,				For The Nine Months Ended September 30,
	2010		2009		2010		2009
	(in dollars)	(as percent of revenue)	(in dollars)	(as percent of revenue)	(in dollars)	(as percent of revenue)	(in dollars)	(as percent of revenue)
	(all amounts are in thousands except percentages)
Revenue	$20,247	100.0%	$14,835	100.0%	$53,630	100.0%	$40,609	100.0%
Cost of Goods Sold	(15,568)	76.9%	(11,450)	77.2%	(41,283)	77.0%	(31,508)	77.6%
Gross Profit	4,679	23.1%	3,385	22.8%	12,347	23.0%	9,101	22.4%

General and administrative
Selling expenses	938	4.6%	736	5.0%	2,310	4.3%	1,956	4.8%
General and administrative	462	2.3%	153	1.0%	2,557	4.8%	814	2.0%
Research and development	562	2.8%	263	1.8%	1,315	2.5%	627	1.5%
Total operating expenses	1,962	9.7%	1,152	7.8%	6,184	11.5%	3,397	8.4%
Income from operations	2,717	13.4%	2,233	15.1%	6,165	11.5%	5,704	14.0%

Other income (expenses):
Interest income	0	0.0%	6	0.0%	2	0.0%	6	0.0%
Interest expense	(20)	0.0%	(18)	0.0%	(51)	0.0%	(27)	0.0%
Total other expenses	(20)	0.0%	(12)	0.0%	(49)	0.0%	(21)	0.0%

Income before income taxes	2,697	13.3%	2,221	15.0%	6,116	11.4%	5,683	14.0%
Income taxes	(344)	1.7%	(258)	1.8%	(961)	1.8%	(714)	1.8%
Net income	$2,353	11.6%	$1,963	13.2%	$5,155	9.6%	$4,969	12.2%

Three months ended September 30, 2010 and 2009

Revenues were $20.25 million for the three months ended September 30, 2010, an increase of $5.41 million, or 36.46%, compared to $14.84 million for the same period in 2009. The increase in revenue was attributed mainly to the increase in sales of household lighting products, which resulted from the expansion of our market and sales volume. Additionally, growth of the lighting industry, greater recognition of our company’s brand products due to our recent listing on the NYSE Amex and our lighting tradeshow held in Guangzhou, China, and the expansion of our manufacturing capacity and sales channels have been material drivers of our revenue growth.

Cost of sales were $15.57 million for the three months ended September 30, 2010, an increase of $4.12 million, or 35.98%, compared to $11.45 million for the same period in 2009. The increase of costs of sales was primarily a result of an increase in sales.  As a percentage of net revenue, cost of sales for the three months ended September 30, 2010 and 2009 was 76.89% and 77.16%, respectively.

Gross profit for the three months ended September 30, 2010 was $4.68 million, or 39.05% of revenues, compared to $3.39 million, or 22.82% of revenues, for the comparable period in 2009. Management considers gross profit to be a key performance indicator in managing our business. We believe that the average gross profit rate in our industry is between 20 to 25%, which will be influenced by various factors, such as cost of sales, product mix, size of the manufacturer and product demand.

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Selling expenses, which mainly include wages and commissions, advertising, promotion and exhibition expenses, freighting expenses and related travel expenses, were $0.94 million for the three months ended September 30, 2010, an increase of $0.20 million, or 27.03%, compared to $0.74 million for the same period in 2009. The increase was primarily due to an increase in wages and freighting expenses, which primarily resulted from an increase in sales. We expect that our selling expenses will be at approximately 5% of our sales.

Research and development expenses were approximately $0.56 million for the three months ended September 30, 2010, an increase of approximately $0.30 million, or 115.38%, compared to $0.26 million for the same period in 2009. We believe that our focus on research and development contributed to the increase in our total sales. In the future, we expect our research and development expenses to increase as we intend to increase our research and development efforts to enable us to manufacture wider lines of products. We intend to use approximately one-quarter of the net proceeds from our recently completed public offering in June, 2010 for research and development focused on LED technologies and an additional one-half for expansion of our manufacturing and production of LED components. However, research and development and investments in new technology are inherently speculative and commercial success depends on many factors including technological innovation, novelty, service and support, and effective sales and marketing. As a result, we may not achieve significant revenue from these investments for a number of years, if at all.

General and administrative expenses, which include wages, office expenses, lease and rental expenses, depreciation expenses and professional fees, were $0.46 million for the three months ended September 30, 2010, an increase of $0.31 million, or 206.67%, compared to $0.15 million for the same period in 2009. The increase was primarily due to professional fees, investor relationships and travel expenses incurred resulting from being a publicly reporting company in the United States.

Interest expenses were approximately $20,000 and $18,000 for the three months ended September 30, 2010 and 2009, respectively. The increase was due to a new short term bank loans with a higher interest rate obtained commencing in April 2010.

Provision for income tax for the three months ended September 30, 2010 was approximately $0.34 million, as compared to $0.26 million for the comparable period in 2009. The increase was primarily due to the higher volume of sales.

Net income was $2.35 million for the three months ended September 30, 2010, an increase of $0.39 million, or 19.90%, compared to $1.96 million for the same period in 2009.

Nine months ended September 30, 2010 and 2009

Revenues were $53.63 million for the nine months ended September 30, 2010, an increase of $13.02 million, or 32.06%, compared to $40.61 million for the same period in 2009. The increase in revenue was attributed mainly to the increase in sales of household lighting products, which resulted from the expanding of our market and sales volume. Additionally, growth of the lighting industry, greater recognition of our company’s brand products due to our recent listing on the NYSE Amex and our lighting tradeshow held in Guangzhou, China, and the expansion of our manufacturing capacity and sales channels have been material drivers of our revenue growth.

Cost of sales were $41.28 million for the nine months ended September 30, 2010, an increase of $9.77 million, or 31.00% compared to $31.51 million for the same period in 2009. The increase of costs of sales was primarily a result of an increase in sales. As a percentage of net revenue, cost of sales for the nine months ended September 30, 2010 and 2009 was 76.97% and 77.59%, respectively.

Gross profit for the nine months ended September 30, 2010 was $12.35 million, or 23.03% of revenues, compared to $9.10 million, or 22.41% of revenues, for the comparable period in 2009.

Selling expenses were $2.31 million for the nine months ended September 30, 2010, an increase of $0.35 million, or 17.86%, compared to $1.96 million for the same period in 2009. The increase was primarily due to an increase in wages, commissions and freighting expenses, which primarily resulted from an increase in sales.

Research and development expenses were approximately $1.31 million for the nine months ended September 30, 2010, an increase of approximately $0.68 million, or 107.94%, compared to $0.63 million for the same period in 2009. We believe that our focus on research and development contributed to the increase in our total sales.

General and administrative expenses were $2.56 million for the nine months ended September 30, 2010, an increase of $1.75 million, or 216.05%, compared to $0.81 million for the same period in 2009. The increase was primarily due to those nonrecurring fees of accounting, legal, consulting and other fees and expenses in the amount of approximately $1.0 million related to the shares exchange and private placements we closed in January 2010 and similar fees and expenses in the amount of approximately $0.4 million related to a public offering that we completed in June 2010 as well as professional fees, investor relationships and travel expenses incurred resulting from being a publicly reporting company in the United States.

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Interest expenses were approximately $51,000 and $28,000 for the nine months ended September 30, 2010 and 2009, respectively. The increase was due to a new short term bank loans with a higher interest rate obtained commencing in April 2010.

Provision for income tax for the nine months ended September 30, 2010 was approximately $0.96 million, as compared to $0.71 million for the comparable period in 2009. The increase was primarily due to the higher volume of sales.

Net income was $5.15 million for the nine months ended September 30, 2010, an increase of $0.18 million, or 3.62%, compared to $4.97 million for the same period in 2009.

Liquidity and Capital Resources

We had cash and cash equivalents of approximately $11.05 million as of September 30, 2010, as compared to approximately $0.47 million as of December 31, 2009. The increase was primarily due to the net proceeds of approximately $3 million and $7.68 million we raised from the private placements closed in January 2010 and a public offering closed in June 2010, respectively. Our funds are kept in financial institutions located in China, which do not provide insurance for amounts on deposit. Moreover, we are subject to the regulations of the PRC which restrict the transfer of cash from China, except under certain specific circumstances. Accordingly, such funds may not be readily available to us to satisfy obligations which have been incurred outside the PRC.

In April 2009, we obtained a one-year term loan of approximately $1.2 million from Pudong Development Bank. In April 2010, we paid off this loan and obtained a new loan from the same bank. This new loan is a one year term loan of RMB 10,000,000 (approximately $1,467,000) bearing interest at the prevailing prime rate (approximately 5.8%). Pursuant to the loan contract, the monthly payment is RMB 300,000 plus monthly interest and the balance will be repaid in April 2011. As of September 30, 2010, the loan balance due to Pudong Development Bank was approximately $1.27 million. In connection with the loan, we also entered into a guarantee agreement with the bank and six different companies pursuant to which all of the companies, including us, cross guarantee each others’ loans. According to the terms of the guarantee, in the event one company defaults on its loan, the other companies are required to pay a penalty to the bank based on the percentage of the defaulted loan such that the bank can recoup its losses on the defaulted loan through such penalty. Additionally, we and the other companies were required to deposit 30% of its respective loan amount in an account held at the bank to be used as collateral for the loans, guarantee, and any potential penalty that may result from another company’s default. We currently deposited RMB 3,000,000, or approximately $449,100, in the bank and accounted for it as restricted cash as of September 30, 2010. Our cross-guarantee under the loan is limited to the restricted cash held at the bank.

 On January 15, 2010, we received gross proceeds of approximately $3.5 million in the closing of a private placement transaction (the “Private Placement”). Pursuant to Subscription Agreements entered into with the investors, we sold an aggregate of 1,377,955 shares of common stock at $2.54 per share. The placement agent, WestPark Capital, Inc. was paid a commission equal to 8% of the gross proceeds from the financing and a 4% non-accountable expense allowance. We are also retaining WestPark Capital, Inc. for a period of six months following the closing of the Private Placement to provide us with financial consulting services for which we will pay WestPark Capital, Inc. $6,000 per month.

In connection with the Share Exchange that closed concurrently with the Private Placement, we paid a total of $600,000 to acquire the SRKP 22, Inc. shell corporation, where such fee consisted of $350,000 paid to WestPark Capital, Inc., which is the placement agent in the Private Placement, and $250,000 paid to a third party unaffiliated with China Intelligent BVI, Hyundai Light, or WestPark Capital, Inc. in connection with the third party’s services as an advisor to the Company, including assisting in preparations for the share exchange and the Company’s listing of securities in the United States. In addition, we paid a $140,000 success fee to WestPark Capital, Inc. for services provided in connection with the Share Exchange and we reimbursed WestPark Capital, Inc. $80,000 for expenses related to due diligence.

On June 18, 2010, we raised a total amount of $10.05 million funds from public offering consisting of 3,350,000 shares of common stock at $3.00 per share. The underwriters, Rodman & Renshaw LLC and WestPark Capital, were paid a commission equal to 9% of the gross proceeds from the financing and a 2.5% non-accountable expense allowance.

Our trade receivables have been an increasingly significant portion of our current assets, representing $20.61 million and $13.42 million as of September 30, 2010 and December 31, 2009, respectively. The increase primarily due to the rapid growth of sales and the portion of credit sales increased as well. If customers responsible for a significant amount of trade receivables were to become insolvent or otherwise unable to pay for our products, or to make payments in a timely manner, our liquidity and results of operations could be materially adversely affected. An economic or industry downturn could materially adversely affect the servicing of these trade receivables, which could result in longer payment cycles, increased collections costs and defaults in excess of management’s expectations. A significant deterioration in our ability to collect on trade receivables could affect our cash flow and working capital position and could also impact the cost or availability of financing available to us.

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We provide our major customers with payment terms ranging from 15 to 90 days. Additionally, our production lead time is approximately one to two weeks, from the inspection of incoming materials, to production, testing and packaging. We need to keep a large supply of raw materials and work in process and finished goods inventory on hand to ensure timely delivery of our products to our customers. We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. Allowance for doubtful accounts is based on our assessment of the collectability of specific customer accounts, the aging of trade receivables, our history of bad debts, and the general condition of the industry. If a major customer’s credit worthiness deteriorates, or our customers’ actual defaults exceed historical experience, our estimates could change and impact our reported results. We have not experienced any significant amount of bad debt since the inception of our operations.

As of September 30, 2010, inventories amounted to $5.28 million, compared to inventories of $3.92 million as of December 31, 2009.

We are required to contribute a portion of our employees’ total salaries to the Chinese government’s social insurance funds, including pension insurance, medical insurance, unemployment insurance, and job injuries insurance, and maternity insurance, in accordance with relevant regulations. Total contributions to the funds were $46,099 and $0 for the nine months ended September 30, 2010 and 2009, respectively. We expect that the amount of our contribution to the government’s social insurance funds will increase in the future as we expand our workforce and operations and commence contributions to an employee housing fund.

Net cash used in operating activities was $0.76 million for the nine months ended September 30, 2010, compared to net cash used in operating activities of $0.39 million for the same period ended September 30, 2009. The increase of $0.37 million was primarily attributable to the increase in accounts receivable and inventory.

Net cash used in investing activities amounted to approximately $0.23 million and $0.47 million for nine months ended September 30, 2010 and 2009, respectively.  The decrease of cash used in investing activities was primarily due to a short term loan was paid off in April 2010 and the related restricted cash was received.

Net cash provided by financing activities amounted to $11.40 million for the nine months ended September 30, 2010, compared to $1.03 million for the nine months ended September 30, 2009. The increase in cash provided was the result of net proceeds from private placement and the public offering that we conducted in January 2010 and June 2010, respectively and net proceeds from a short term loan.

Based upon our present plans, we believe that our working capital together with cash flow from funds available to us through financing will be sufficient to fund our capital needs for at least the next 12 months. We raised approximately $3 million and $7.68 million from the private placement and the public offering, respectively that we closed in January and June 2010. We intend to use approximately one-quarter of the net proceeds from the public offering for research and development focused on LED technologies and an additional one-half for expansion of our manufacturing and production of LED components. Although we have used cash in operations in the first half of 2010, we hope that we can improve our cash converted cycle in providing us additional funds going forward, which will be mainly dependent on our ability to shorten our DOS as well as to achieve anticipated levels of revenue, while continuing to control costs. Therefore, we believe that we will have sufficient cash available to fund our operations in the next 12 months. After 12 months, we may need to seek additional debt or equity financing through other external sources, which may not be available on acceptable terms, or at all. Failure to maintain financing arrangements on acceptable terms would have a material adverse effect on our business, results of operations and financial condition.

Seasonality

Our business exhibits some seasonality, with net sales being affected by the impact of weather and seasonal demand on construction and installation programs, such as a slow down in projects in Northeast China during the winter and nationally during Chinese Spring Festival, after which we traditionally experience relatively higher sales during the second half of the fiscal year.

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Off-Balance Sheet Arrangements

We have no material off-balance sheet transactions.

Critical Accounting Policies and Estimates

Management’s discussion and analysis of results of operations and financial condition are based upon our consolidated financial statements. These statements have been prepared in accordance with accounting principles generally accepted in the United States of America. These principles require management to make certain estimates and assumptions that affect amounts reported and disclosed in the financial statements and related notes. The most significant estimates and assumptions include valuation of inventories, and allowance for doubtful accounts. Actual results could differ from these estimates. Periodically, we review all significant estimates and assumptions affecting the financial statements and record the effect of any necessary adjustments.

We describe our significant accounting policies in Note 1, Summary of Significant Accounting Policies, of the Notes to Consolidated Financial Statements included in our Registration Statement on Form S-1/A. We discuss our critical accounting policies and estimates in Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Registration Statement on Form S-1/A. Other than as indicated in this quarterly report, there have been no material revisions to the critical accounting policies as filed in our Registration Statement on Form S-1/A with the SEC on June 16, 2010.

Trade receivables

Trade receivables are recognized and carried at original invoiced amount less an allowance for uncollectible accounts, as needed. Generally, the aging of invoice is from 30 days to 120 days except for contracts with specified payment dates. For any unpaid invoices over the payment date and as a result of bankruptcy or other unforeseen circumstances, we adjust the bad debts for trade receivables. Approximately 25 % and 14% of our trade receivables were over sixty days old as of September 30, 2010 and December 31, 2009, respectively, and 0.2% and 1% of our trade receivables were over ninety days old as of September 30, 2010 and December 31, 2009, respectively. We carry a high volume of trade receivables as a result of increased customer purchases on credit, in addition to our rapid expansion and increase in sales in recent years.

We have specific provisions for evaluating bad debts every quarter. We adjust the valuation allowance balance for trade receivables per quarter as a result of the aging of invoices. We estimate the valuation allowance for anticipated uncollectible receivable balances based on historical experience and current economic climate. The allowance for bad debts on trade receivables reflects management’s best estimate of probable losses determined principally on the basis of historical experience. The allowance for bad debt is determined primarily on the basis of management’s best estimate of probable losses, including specific allowances for known troubled accounts. All accounts or portions thereof deemed to be uncollectible or to require an excessive collection cost are written off to the allowance for bad debt. When facts subsequently become available to indicate that the amount provided as the allowance to date has been inadequate, an adjustment to the estimate is made at that time. Allowance for doubtful accounts were $0 as of September 30, 2010 and December 31, 2009.

Inventories

Inventories are stated at the lower of cost, as determined on a weighted average basis, or market. Costs of inventories include purchase and related costs incurred in bringing the products to our location and proper condition. Market value is determined by reference to selling prices after the balance sheet date or to management’s estimates based on prevailing market conditions. We write down the inventories to market value if it is below cost. We also regularly evaluate the composition of its inventories to identify slow-moving and obsolete inventories to determine if a valuation allowance is required.

Inventory levels are based on projections of future demand and market conditions. Any sudden decline in demand and/or rapid product improvements and technological changes can result in excess and/or obsolete inventories. There is a risk that we will forecast inventory needs incorrectly and purchase or produce excess inventory. As a result, actual demand may differ from forecasts, and such differences, if not managed, may have a material adverse effect on future results of operations due to required write-offs of excess or obsolete inventory.

Revenue Recognition

We generate revenue from the sales of lighting and electronic equipment. Sales revenues are recognized when the following four revenue criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the selling price is fixed or determinable, and collectability is reasonably assured. Sales are presented net of value added tax (VAT). No return allowance is made as products returns have been insignificant in all periods.

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Orders are placed by both the distributors and OEMs and the products are delivered to the customers within 30 to 45 days of order, we do not provide price protection or right of return to the customers. The price of the products are predetermined and fixed based on contractual agreements, therefore the customers would be responsible for any loss if the customers are faced with sales price reductions and rapid technology obsolescence in the industry. We do not allow any discounts, credits, rebates or similar privileges.

We do not provide warranty for the products sold to customers since the majority of the customers are wholesalers and distributors. We specify the delivery terms (usually 30 days after the order is placed) and the liability for breach of the contract. If we cannot fulfill the order terms, the customers have the right to recoup their deposit. If the products delivered do not meet the quality specifications or need to be reworked, we are responsible for the rework and the related expenses. If the customers decided to rework the products themselves, we will compensate its customers for the expenses incurred. We did not incur any costs related to breach of contract or product quality issues for sales for the nine months ended September 30, 2010 and for the year ended December 31, 2009.

Recent Accounting Pronouncements

See Note 2 of the accompanying unaudited interim consolidated financial statements included in this Form 10-Q for a discussion of recent accounting pronouncements.

Value Added Tax

Enterprises which manufacture and sell products such as ours are typically required under Chinese law to pay the Chinese government value added tax (“VAT”) in an amount equal to 17% of gross sales of certain products sold and used in the PRC. In 2007, through our subsidiary Hyundai Light, we received an approval from the local agent of national taxation authority, the State Taxation Bureau of Huicheng District, Huizhou, Guangdong (the "Huicheng Taxation Bureau"), to pay a 4% simplified VAT for fiscal years 2008, 2009, and 2010 for sales of certain products in the PRC. As a result of this approval, our total tax savings for fiscal 2008 and 2009 was more than approximately $7.0 million; there will be additional tax savings in fiscal 2010. If a tax audit is conducted by a higher tax authority and it was determined that such local approval was improper or unauthorized and that we should in fact have been paying VAT at the rate of 17% on all sales in the PRC, we may be required to make up all of the underpaid taxes.

In addition, under the accounting standards with respect to accounting for uncertainty in income taxes, certain tax contingencies are recognized when they are determined to be more likely than not to occur, and we believe this accounting interpretation applies by analogy to VAT. Based on approvals that we have received on the use of the simplified VAT rate, we believe that the likelihood that a higher tax authority will determine that local approval of the reduced rate was improper or unauthorized does not reach a “more likely than not” level. We believe our judgments in this area are reasonable and correct, but there is no guarantee that we will be successful if such approvals are challenged by a higher tax authority. If our use of the simplified VAT rate is challenged successfully by a higher taxing authority, we may be required to pay additional taxes or we may seek to enter into settlements with the taxing authorities, which could require significant payments or otherwise have a material adverse effect on our business, results of operations and financial condition.

Due to the possibility that the grant of the reduced VAT tax rate to us by the Huicheng Taxation Bureau may be overturned by higher levels of the PRC government and the potential negative effects on our results of operations and financial position if such event were to occur, we believe that investors were reluctant to participate in the Private Placement that we conducted concurrently with the Share Exchange. Li Xuemei, our Chief Executive Officer and Chairman of the Board, believes that the revocation of the reduced VAT rate is remote, as does our management. The reasons that Ms. Li and the Company’s management believe that the revocation of the reduced VAT rate is remote are:

•	the VAT reduction was granted by a governmental unit with authority to do so;

•	the rate reduction was done with all facts known by all parties;

•	the Company has no knowledge of similar revocations, nor are there any known court cases or administrative matters of which the Company is aware in which a revocation has taken place; and

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•	the issuance of the rate reduction by local authorities was by an appropriately sanctioned administrative procedure.

Ms. Li did not have a material relationship to our company’s receipt of approval for 4% simplified VAT from the local agent of Huicheng Taxation Bureau; however, she desired that the Private Placement and Share Exchange be completed and she volunteered to indemnify us against our losses if such revocation occurred. In January 2010, we entered into an Indemnification Agreement and Security Agreement with Ms. Li pursuant to which Ms. Li agreed to indemnify and pay to us amounts that would make us whole for any tax liability, penalty, loss, or other amounts expended as a result of any removal of our reduced 4% simplified VAT rate, including any requirement to make up all of the underpaid taxes. In addition, pursuant to the terms of the Indemnification Agreement and Security Agreement, if Ms. Li is unable to or fails to pay all such amounts due to us under the agreement, we would have the right to obtain the proceeds from a forced sale of the real estate property secured under the Security Agreement. Based on a review of valuation documents, we believe that the value of the collateral that Ms. Li provided to secure her indemnification to us is sufficient to cover any losses that we would incur from a revocation of our reduced simplified VAT rate. However, if such sale proceeds were insufficient to cover amounts due to us, we would be able to cancel a number of shares of common stock in our company held by Ms. Li in an amount equal any shortfall. Any such prospective change to the aforementioned tax approval would have a material adverse effect on our liquidity and profitability to the extent that we are unable to collect such deficiency from the related customers and to the extent that we are not able to collect any shortfall from Ms. Li under the Indemnification Agreement and Security Agreement. While we believe it is a remote contingency the clarification of the indemnity to potential investors was considered appropriate.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Risk

We may face some risk from potential fluctuations in interest rates, although our debt obligations are primarily short-term in nature, but some bank loans have variable rates. If interest rates have great fluctuations, our financing cost may be significantly affected.

Foreign Currency Risk

A substantial portion of our operations are conducted in the PRC and our primary operational currency is Chinese Renminbi (“RMB”). As a result, currently the effect of the fluctuations of RMB exchange rates only has minimum impact on our business operations, but will be increasingly material as we introduce our products widely into new international markets. Substantially all of our revenues and expenses are denominated in RMB. However, we use the United States dollar for financial reporting purposes. Conversion of RMB into foreign currencies is regulated by the People’s Bank of China through a unified floating exchange rate system. Although the PRC government has stated its intention to support the value of the RMB, there can be no assurance that such exchange rate will not again become volatile or that the RMB will not devalue significantly against the U.S. dollar. Exchange rate fluctuations may adversely affect the value, in U.S. dollar terms, of our net assets and income derived from our operations in the PRC.

Country Risk

The substantial portion of our assets and operations are located and conducted in China. While the PRC economy has experienced significant growth in the past twenty years, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall economy of China, but may also have a negative effect on us. For example, our operating results and financial condition may be adversely affected by government control over capital investments or changes in tax regulations applicable to us. If there are any changes in any policies by the Chinese government and our business is negatively affected as a result, then our financial results, including our ability to generate revenues and profits, will also be negatively affected.

ITEM 4. CONTROLS AND PROCEDURES

Evaluation of disclosure controls and procedures

We maintain disclosure controls and procedures, which are designed to ensure that information required to be disclosed in the reports we file or submit under the Securities Exchange Act of 1934, as amended, is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms, and that such information is accumulated and communicated to our management, including our Chief Executive Officer, or CEO, and Chief Financial Officer, or CFO, as appropriate to allow timely decisions regarding required disclosure.

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Based on an evaluation carried out as of the end of the period covered by this quarterly report, under the supervision and with the participation of our management, including our CEO and CFO, our CEO and CFO have concluded that, as of the end of such period, our disclosure controls and procedures (as defined in Rule 13a-15(e) under the Securities Exchange Act of 1934) were effective as of September 30, 2010.

Changes in Internal Control Over Financial Reporting

Based on the evaluation of our management as required by paragraph (d) of Rule 13a-15 or 15d-15 of the Exchange Act, there were no changes in our internal control over financial reporting that occurred during the third quarter of the fiscal year 2010 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II. OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

None.

ITEM 1A. RISK FACTORS

Any investment in our common stock involves a high degree of risk. Investors should carefully consider the risks described below and all of the information contained in our public filings before deciding whether to purchase our common stock. There have been no material revisions to the “Risk Factors” as set forth in our Quarterly Report on Form 10-Q for the first quarter of 2010 as filed with the SEC on May 17, 2010.

ITEM 2. UNREGISTERED SALE OF EQUITY SECURITIES AND USE OF PROCEEDS

None.

ITEM 3. DEFAULT UPON SENIOR SECURITIES

None.

ITEM 4. REMOVED AND RESERVED

None.

ITEM 5. OTHER INFORMATION

Item 2.02 Results of Operations and Financial Condition.

On November 8, 2010, the Company issued a press release announcing its financial results for the third quarter ended September 30, 2010. A copy of the November 8, 2010 press release is attached to this Quarterly Report on Form 10-Q as Exhibit 99.1 and the information therein is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

The information under Item 2.02, above, is incorporated herein by reference.

The information reported under Items 2.02 and 7.01 in this Quarterly Report on Form 10-Q, including Exhibit 99.1 attached hereto, shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “ Exchange Act ”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

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ITEM 6. EXHIBITS

(a)       Exhibits

Exhibit Number	Description of Document
31.1	Certification of Chief Executive Officer Pursuant to Item 601(b)(31) of Regulation S-K, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2	Certification of Chief Financial Officer Pursuant to Item 601(b)(31) of Regulation S-K, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1	Certification of Chief Executive Officer and Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

99.1	Press Release dated November 8, 2010.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

China Intelligent Lighting and Electronics, Inc.

Dated: November 8, 2010		/s/ Li Xuemei
	By:	Li Xuemei
	Its:	Chairman of the Board and Chief Executive Officer

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